Exhibit 10.18

This LEASE AGREEMENT is entered into on this 15 day of April of the year 2013, between:

(1)	Deutsche Bank Mexico. S.A., Institucion de Banca Multiple, Division Fiduciaria, as Trustee of Trust F/1638 (hereinafter referred to as the “Lessor”) hereby represented by its attorney-in-fact Macquarie Mexico Real Estate Management, S.A. de C.V. acting through its attorneys-in-fact; and

(2)	TPI-Composites, S. de R.L. de C.V. (hereinafter referred to as “Lessee”).

Pursuant to the following Recitals and Clauses:

R E C I T A L S

I.-	Lessor represents that:

(a) It is a multiple purpose banking institution, duly organized and existing under the laws of Mexico.

(b) That its attorney-in-fact has all necessary powers and authorities to execute this agreement, and that the attorneys-in-fact acting on behalf of its attorney-in-fact, have all necessary powers and authorities to act on such attorney-in-fact’s behalf in executing this agreement, which powers and authorities have not been revoked, limited, or restricted in any manner whatsoever as of this date.

(c) It is the legitimate owner of the Leased Property (as such term is defined herein below).

(d) It is willing to grant the Leased Property under lease to Lessee, subject to the terms and conditions of this Agreement.

II.-	Lessee represents as follows:

(a) That it is a limited liability company of variable capital, duly organized and existing under the laws of Mexico.

(b) Its legal representative has sufficient authority to execute this Agreement, such authority not having been limited nor revoked in any manner whatsoever as of this date, and has the full legal capacity to bind Lessee under the terms of this Agreement.

(c) Lessee’s execution, delivery and performance hereof are included within its corporate purpose, and have been duly authorized by means of all necessary corporate acts and are not contrary to (i) its by-laws currently in force, or (ii) any regulatory or contractual provision binding or affecting it.

(d) It is aware of the current state and condition of the Leased Property and is willing to lease the Leased Property from Lessor on an “as is” conditions and under the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals and in agreement with the execution hereof, the Parties hereto agree as follows:

C L A U S E S

CLAUSE FIRST

DEFINITIONS

Section 1.01. Definitions. The terms defined below shall have under this Contract, the meanings assigned to them under this Section, and said meanings shall be applicable to both the singular and plural form of such terms:

(1) “Lessor” means Deutsche Bank Mexico, S.A., Institucion de Banca Multiple, Division Fiduciaria, as Trustee of Trust F/1638.

(2) “Lessee” means TPI-Composites, S. de R.L. de C.V..

(3) “Change of Control” means any event by which (i) one or more individuals or entities, acting jointly, directly or indirectly acquire title to the shares or equity quotas or any other securities representing more than 50% of the voting shares or equity quotas of Lessee or of any of its controlling companies; or (ii) one or more individuals or entities, that acting jointly, execute an agreement or are parties to an agreement or contract which purpose is, or which results in the assumption of control of Lessee or any of its parent companies, allowing them to exert control on Lessee or on any of its controlling companies’ management.

(4) “Contamination Condition” means (i) activities in progress, actions or omissions in the Leased Property in breach of the Environmental Laws; (ii) Releases in or from the Leased Property; or (iii) any other condition or situation in the Leased Property that pursuant to the Environmental Laws is considered as environmental contamination.

(5) “CPI” means the U.S. Bureau of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average 1967=100, issued by the U.S. Bureau of Labor Statistics).

(6) “Security Deposit” means (i) for the Space A an amount of $13,096.74 Dollars; and (ii) for Space B, in the event Lessee exercises its Right of First Offer or Option to Lease, the amount of $38,350.48 Dollars.

(7) “Business Day” means any day of the year, except for Saturdays and Sundays, on which national banks located in the City of Mexico, Federal District, Mexico, are required or authorized by law to carry out banking transactions.

(8) “Dollars” means the legal currency of the United States of America.

(9) “Lessee’s Address” means Av. Ramon Rayon No. 9988, Ciudad Juarez, Chihuahua.

(10) “Lessor’s Address” means Paseo de la Reforma 115, Piso 6, Col. Lomas de Chapultepec, 11000, Distrito Federal, Mexico, with copy to Ave. Calzada del Valle Alberto Santos No. 205 Ote. Colonia del Valle, San Pedro Garza Garcia, Nuevo Leon 66220.

(11) “Building” means the Industrial Facility and any other constructions located on the Land.

(12) “Space A” means the surface of 34,839.76 square feet that is part of the Industrial Facility and is described in Exhibit “A” of this Agreement.

(13) “Space B” means the surface of 98,327.79 square feet that is part of the Industrial Facility and is described in Exhibit “A” of this Agreement.

(14) “Commencement Date” means April 15, 2013.

(15) “Expiration Date” means April 14, 2014.

(16) “Macquarie Mexican REIT” has the meaning assigned to such term in Section 2.04 hereof.

(17) “Guarantor” means TPI Composites, Inc..

(18) “Guaranty” means the guaranty of Lessee’s obligations granted by the Guarantor in favor of Lessor.

(19) “VAT” means the value added tax applicable in Mexico or any other tax or fiscal assessment substituting said value added tax.

(20) “KVA” means Kilo Volt-Ampere.

(21) “Environmental Laws” means all Mexican Laws, either federal, state or local, currently or subsequently in force, governing or related to (i) health, safety, Environment and natural resources; (ii) air, water, soil and subsoil pollution control and prevention; (iii) discharges, releases or possible releases of noise, odors or any other Hazardous Material to the Environment; (iv) the manufacturing, processing, generation, distribution, use, treatment, storage, disposal, cleaning, transportation or handling of pollutants and/or Hazardous Materials.

(22) “Laws” means (i) all laws, regulations, rules, norms, decrees, recommendations, agreements, orders, resolutions, requirements, criteria, restrictions and codes, whether federal, state or local, applicable in Mexico and issued by any governmental, judicial or administrative authority; (ii) all international treaties and agreements to which Mexico is a party of and which are applicable in Mexico; and (ii) the Environmental Laws.

(23) “Release” means the release, spill, discharge, leak, emission, filtration, pumping, deposit, disposal, dispersion, stain or migration or release in any manner whatsoever, whether intentional or not, of any Hazardous Material, through or in the air, soil, subsoil, surface water, underground water or property (including structures, buildings and constructions).

(24) “Hazardous Materials” means any contaminating, hazardous, industrial, oil based, radioactive, corrosive, reactive, explosive, flammable or infectious substance, material or toxic waste, either liquid, solid or gaseous, or any other component or derivative from said substances, material or waste, or any other substance, material or waste regulated, defined, characterized or referred to in the Environmental Laws or which may adversely affect human health or the Environment, and shall also include the following substances: (i) Trichloroethylene (TCE); (ii) Perchloroethylene (PCE or PERC); (iii) 1,1,1 Trichloroethane (TCA); (iv) Polychlorinated biphenyls (PCBs); (v) Pentachlorophenol; (vi) Perchlorate; and (vii) Hexavalent chromium and/or dichromates.

(25) “Prohibited Hazardous Materials” shall have the meaning assigned to such term in Section 5.03 of Clause Fifth hereof.

(26) “Environment” means the internal and external environment, including, but not limited to, air, surface water, underground water (and in general all type of water and water bodies defined as such by the Environmental Laws and the Laws), as well as any land, wet land, living organisms (including plants, animals and human beings), sediments, soil, surface layers and in general natural resources and environment and living environment.

(27) “Mexico” means the United Mexican States.

(28) “Industrial Facility” means the building constructed on the Land and identified as CJS-JZ-08, which has a total construction area of 133,167.55 square feet and which is described in Exhibit “A” of this Agreement.

(29) “Pesos” means the legal currency of Mexico.

(30) “Leased Property” means, collectively, the Land, the Fire Protection System and the Space A. In case Lessee exercise its Right of First Offer or Option to Lease in terms of this Agreement, then, it shall mean jointly the entire Land (Lot B), the Fire Protection System and the Building.

(31) “Remediation” means all necessary actions or group of measures in compliance with the Environmental Laws in order to: (i) clean, remove, remediate, treat, restore, contain, abate, cover or otherwise adjust pollutants and/or Hazardous Material to the internal or external environment; (ii) prevent or control the Release of pollutants and/or Hazardous Material so that it does not escape, endanger or threaten public health or Environmental welfare; or (iii) carry out remediation studies, research, restorations and post-remediation studies (or post-cleaning care), assessments, analysis, tests, and monitoring of in or on the Leased Property.

(32) “Rent” has the meaning assigned to such term in Section 2.04 of Clause Second hereof.

(33) “Fire Protection System” has the meaning assigned to such term in Section 10.01 of Clause Tenth hereof.

(34) “Term” shall mean, collectively, the Initial Term and any renewal.

(35) “Initial Term” shall have the meaning assigned to such term in Section 2.03 of Clause Second hereof.

(36) “Land” shall mean the land with a total surface area of approximately 33,898.51 square meters over which the Building is constructed, identified as Lot B, located in Ciudad Juarez, Chihuahua, Mexico.

(37) “Permitted Uses” shall mean those of manufacturing, assembling processes, storage of products and offices; provided that (i) they are permitted under the Laws, permits, licenses and regulations applicable to the Leased Property; and (ii) they are referred to light and medium non-contaminating industrial operations.

CLAUSE SECOND

LEASE

Section 2.01. Lease and Lessor. Lessor hereby undertakes to grant Lessee on the Commencement Date, the temporary possession and use of the Leased Property under lease, and Lessee hereby undertakes to use and enjoy the Leased Property under lease as of the Commencement Date pursuant to the provisions of this Agreement and the Laws.

Section 2.02. Use. Lessee shall use the Leased Property only and exclusively for the Permitted Uses and in compliance with the Laws.

Section 2.03. Term. The parties establish as mandatory term of lease of the Leased Property for Lessor and Lessee, a term which shall commence on the Commencement Date and shall end on the Expiration Date (the “Initial Term”).

Section 2.04. Rent. Lessee shall pay Lessor, for the lease of the Leased Property, a monthly rent of $0.3525 Dollars per square feet of the Space A, that is, a monthly amount of $12,281.02 Dollars (the “Rent”), or its equivalent in Pesos at the exchange rate published by the Banco de Mexico in the Federal Official Gazette (to satisfy obligations denominated in foreign currency in Mexico) in effect on the payment date or on the immediately preceding Business Day (in the event that the payment date is not a Business Day), plus VAT.

The Rent shall be paid in advance to Lessor or to whomever Lessor designates in writing, within the first five (5) Business Days of each month at Lessor’s Domicile or at any other place that Lessor previously instructs Lessee in writing.

In the event that Lessee defaults in the timely payment of the Rent pursuant to this Agreement, then Lessee shall pay to Lessor a penalty interest charge equal to 1% (one percent) over the total amount of the monthly Rent per each day of default in the payment of the Rent.

The parties expressly agree that Lessee shall neither deduct nor set off any amount from the payments of the Rent for any reason whatsoever.

Lessor is currently a transparent trust for tax purposes, and the ultimate beneficiary of the payment obligations of Lessee under this agreement is Deutsche Bank Mexico, S.A., Institution de Banca Multiple, as trustee of F/1622 FIBRA Macquarie Mexico (hereinafter referred to as “Macquarie Mexican REIT”), and, therefore, for so long as Lessor is a transparent trust for tax purposes and the ultimate beneficiary of the payment obligations of Lessee under this agreement is Macquarie Mexican REIT, Lessor shall procure that Macquarie Mexican REIT issues to Lessee invoices for each payment to be received by Lessor from Lessee hereunder, complying with all tax and legal requirements.

Section 2.05. Rent Increase. Having elapsed one year from the Commencement Date and annually thereafter during the Term of this Agreement, the Rent shall be increased in 2.5%, without any further notice or communication between Lessor and Lessee.

Section 2.06. Compliance with Laws. During the time Lessee occupies the Leased Property, Lessee shall be liable, at its own cost and expense, for obtaining and maintaining effective and in full compliance each and ail authorizations, licenses, concessions and governmental permits that are required by the Laws to establish and to carry out Lessee’s business operations in the Leased Property; in the understanding that, Lessee shall deliver a copy of said authorizations, licenses, concessions and permits to Lessor, upon written request by the latter made within five (5) Business Days after said request.

CLAUSE THIRD

LEASED PROPERTY

Section 3.01. Property Tax. The parties agree that Lessor shall pay the property lax (Impuesto Predial) for the Leased Property (entire Land and Building) and Lessee shall reimburse Lessor said payment, within fifteen (15) calendar days following the date of delivery of the corresponding payment receipt to Lessee; in the understanding that, upon reimbursement of the property tax by Lessee, Lessor shall procure that Macquarie Mexican REIT issues and delivers to Lessee the corresponding invoice, which shall include the VAT to be paid by Lessee due to the issuance of said invoice.

In the event Lessee fails to comply with the timely reimbursement of the property tax pursuant to this Agreement, Lessee shall pay to Lessor a penalty interest charge equal to 0.5% of the total amount of the property tax, per each day of delay in reimbursing the same; in the understanding that, Lessee shall not pay interests or penalties to be payable by Lessor for not paying said property tax in a timely manner.

Section 3.02. Utilities. Lessor represents that the infrastructure for electricity, telephone, water and sewer utilities is available at the Leased Property; in the understanding that, Lessee shall be solely liable for the payment and for covering in full the contracting and consumption fees of said services, as well as for any other utility which it may require for its operations at the Leased Property, including, but not limited to, deposits, contribution fees (“cuotas de aportacion”) and connection costs.

Lessor states that the Leased Property has 700 KVAs owned by Lessor, which may be used by Lessee at the Leased Property during the Term; in the understanding that, (i) all expenses and costs inherent to its use shall be borne by Lessee; and (ii) in the event that, if in order to use the KVAs, an assignment, a bailment agreement, or any other form of transfer of the KVAs to the Lessee is required, Lessor shall carry out said transfer; in the understanding that, if this Agreement ends for any reason, Lessee hereby agrees to assign or transfer said KVAs back to Lessor (or its successors or assignees), without any condition, restriction or limitation whatsoever, and at no additional cost to Lessor.

The parties agree that the assignment or transfer back to Lessor, stated in subsection (ii) of the previous paragraph, shall occur before the Leased Property is vacated by Lessee and under the terms acceptable to Lessor.

Lessee’s obligations herein shall be guaranteed by the Security Deposit and the Guaranty.

Section 3.03. Maintenance. The parties agree that maintenance of the Leased Property shall be carried out as follows:

1. Lessor shall perform at its own cost and expense the maintenance and structural repairs related to the foundations, floor structure, exterior walls structure and the roof structure of the Space A, provided that such repairs are necessary due to the Space A normal wear and tear, and the same are not imputable to the negligence or willful misconduct of Lessee.

Lessor shall be responsible for structural repairs and equipment replacement of the Leased Property if it such equipment is beyond its useful life, assuming Lessee has properly maintained the equipment during the Term in accordance with Exhibit “B”

attached hereto. The parties agree that Lessor shall not be responsible for any maintenance, repair or replacement of any of the cranes located at the Leased Property.

Lessee shall grant Lessor, its employees and contractors access to the Leased Property during Business Days and hours, in order to carry out the necessary repair works pursuant to this Section; in the understanding that, Lessor, its employees and contractors shall comply with Lessee’s internal safety regulations and policies, and they shall not interfere with Lessee’s operations.

2. Lessee shall carry out at its own cost and expense the maintenance and non-structural repairs that do not require access to the roof, required in the Leased Property, including, but not limited to, painting of the interior and exterior areas of the Space A, all the electric and hydraulic, and any other system of the Space A and the fumigation of the Leased Property or any other cost or expense incurred by reason of plague extermination; provided, however, that said repairs are not caused due to Lessor’s fault or negligence.

Lessor shall carry out, through its contractors, at Lessee’s cost and expense, all non-structural repairs and maintenance to the Space A and the equipment or systems installed at the Space A, that requires access to the roof, including without limiting, the maintenance and repairs related to insulation, water tightness, cleaning and painting of the roof, rain drainage gutters and pipelines, air conditioning systems, waterproofing and roof systems of the Space A.

Lessor shall request three quotations from three different contractors, and will carry out the maintenance and repair to the Space A and the equipment or systems installed at the Space A that requires access to the roof, with the contractor that provides the best quotation.

All amounts paid by Lessor in connection with non-structural maintenance and repairs to the Space A and the equipment or systems installed at the Space A that requires access to the roof, shall be reimbursed to Lessor within the following fifteen (15) calendar days after providing a written request made to that effect, with the documents that evidence and justify said reimbursement. In the event that Lessee fails to timely reimburse the above mentioned amounts, then, Lessee shall pay to Lessor a penalty interest charge equivalent to 0.5% of the total amount to be reimbursed, per each day of delay of the reimbursement of the same.

Lessee shall grant Lessor, its employees and contractors access to the Leased Property during Business Days and hours, in order to carry out the necessary maintenance and repair works pursuant to this Section; in the understanding that, Lessor, its employees and contractors shall comply with Lessee’s internal safety regulations and policies, and they shall not interfere with Lessee’s operations.

Furthermore, Lessor and Lessee agree that Lessee shall not have access to the roof nor be allowed to access the roof of the Building.

3. Lessee further agrees that it shall continue and comply with the preventive maintenance program set forth in Exhibit “B” attached hereto, and to provide such maintenance with personnel qualified by the equipment and installations manufacturer that so requires, in order to maintain in force the warranties granted by said manufacturers.

4. In the event that any of the parties fails to comply with any of the obligations set forth under this Section, the other party, after thirty (30) calendar days following written notice provided to the breaching party, and without waiving or releasing said breaching party from any of its obligations set forth herein, may, but shall be under no obligation to, perform the acts which said breaching party is required to perform and, if the breaching party is Lessee, Lessor shall be entitled to enter to the Leased Property for said purposes and to perform such actions as may be necessary, as the case may be.

All amounts reasonably paid by any of the parties in connection with the performance of the obligations of the breaching party, shall be reimbursed to such party by said breaching party, within the following fifteen (15) calendar days after providing a written request made to that effect, with the documents that evidence and justify said reimbursement. In the event that the breaching party fails to timely reimburse the above mentioned amounts, then, said breaching party shall pay to the other party a penalty interest charge equivalent to 0.5% of the total amount to be reimbursed, per each day of delay of the reimbursement of the same.

Section 3.04. Regulations and Maintenance Fee. Lessee agrees to be subject to any operation and maintenance regulations applicable to the common areas of the place where the Leased Property is located.

Lessee agrees to pay directly to the industrial park manager, in case it is incorporated or applicable, the maintenance fee and any other maintenance expenses that are applicable to the Leased Property related to the operation and maintenance of the Industrial Park common areas where the Leased Property is located. In the event Lessee does not pay said maintenance fee and/or any other maintenance expense, then, Lessor may, but shall be under no obligation to, pay the corresponding maintenance fee and/or expense not paid by Lessee; in the understanding that, the latter shall reimburse Lessor any fee and/or expense in which it may has incurred, within the following fifteen (15) calendar days after written request. In the event that Lessee fails to timely reimburse the above mentioned amounts, then, Lessee shall pay Lessor a penalty interest charge equivalent to 0.5% of the total amount to be reimbursed, per each day of delay until reimbursement of the same.

Section 3.05. Inspections. Lessor shall be entitled to perform periodical inspections for the purposes of verifying the compliance of Lessee with its obligations under this Agreement. The inspections shall be conducted during Business Days and hours, with 24-hour (twenty four hour) prior written notice; in the understanding that, said inspections shall comply with Lessee’s internal safety regulations and policies and shall not interfere with Lessee’s operations.

Section 3.06. Modifications to the Leased Property. Lessee shall not modify the basic structure, exterior appearance or basic public utilities installed in the Leased Property, nor make any major change without Lessor’s prior written authorization.

Notwithstanding the above, Lessee may perform any minor modifications or alterations to the Leased Property, at its own cost, expense and risk, with prior written notice to the Lessor, in which said modifications or alterations are described; always that said modifications or alterations do not affect, impact or damage the Leased Property structure or its safety.

Section 3.07. Insurance. The parties agree as follows:

1. During the Term of this Lease, Lessor will obtain and maintain in force and effect insurance policies covering the Leased Property with the coverage and characteristics referred to hereinafter:

(a) Extended coverage (all risks) for losses or damages to the Leased Property caused by fire, lightening, explosions, hurricanes, hail, airplanes, vehicles, smoke, earthquakes, volcanic eruptions, strikes, riots, vandalism and terrorism, including, but not limited to. damage to the foundations, rubbish removal and any other risks now or hereafter embraced by an extended coverage policy in Mexico, for an amount equal to the replacement cost of the Building, which, as of this date, is $4,330,157.00 Dollars; provided that said amount shall be annually adjusted in such form to represent at all times the total replacement cost of the Building.

(b) Civil liability coverage for an amount equal to $5,000,000.00 Dollars.

(c) If applicable to Lessee’s operations, coverage for damages or losses caused by the defective operation of a boiler (or compressor) and/or the internal explosion of a high pressure boiler (compressor).

(d) Coverage for rental interruption for a period of 12-months.

(e) Maximum co-insurance of 10%.

(f) Deductible to be equal to or less than $25,000.00 Dollars

2. Lessee shall reimburse Lessor any amount paid by reason of the premiums corresponding to the policies covering the Leased Property and/or any other related expense (including, but not limited to, applicable deductibles and co-insurance), within fifteen (15) calendar days upon receipt from Lessor of the documentation evidencing said payments. In the event that Lessee fails to timely reimburse the above mentioned amounts, then, Lessee shall pay Lessor a penalty interest charge equivalent to 0.5% of the total amount to be reimbursed, per each day of delay until reimbursement of the same.

3. In case of any casualty in the Leased Property causing damage or destruction to the same, Lessee shall immediately notify Lessor in writing and shall assist Lessor to conduct any action immediately or to provide any notice in connection with said casualty and application of the insurance of the Leased Property with the insurance companies and/or competent authorities.

4. The sum of the insurance amounts paid as a result of said damage or destruction, shall be paid to Lessor for the purpose of restoring, replacing, rebuilding or repairing the Leased Property as nearly as possible to its former condition prior to said damage or destruction. Any insurance proceeds received by Lessee shall be immediately delivered to Lessor, and at all times, within fifteen (15) calendar days following the receipt of said proceeds.

5. During Lessee’s occupation of the Leased Property, Lessee shall be responsible to obtain and maintain at all times sufficient insurance coverage for any and all Lessee’s and/or third parties’ personal property located in the Leased Property. Additionally. Lessee shall obtain, at its own cost and expense, a civil liability insurance to cover Lessee’s activities and operations in the Leased Property against injury or death claims and/or damage to third parties’ property in an amount equal to $1,000,000.00 Dollars. Lessee shall deliver to Lessor, within five (5) calendar days following execution hereof (and five (5) calendar days prior to the expiration of said insurance policies), the documents evidencing that said insurance policies have been contracted (or renewed, if applicable).

6. Lessee shall reimburse Lessor any amount paid by Lessor in connection with the Leased Property insurance, including, but not limited to, applicable deductibles and co-insurance.

CLAUSE FOURTH

GUARANTIES

Section 4.01. Guaranty. Lessee shall deliver to Lessor on the date of execution of this Agreement the original Guaranty duly issued and in a form and contents that are acceptable to Lessor. If Lessee fails to deliver the Guaranty to Lessor, or to maintain the same in full force and effect during Lessee’s occupancy of the Leased Properly, pursuant to the terms of this Agreement, then, Lessee shall pay to Lessor as liquidated damages, an amount equal to 1% of the total monthly Rent, per each day of default.

Section 4.02. Security Deposit. Lessee shall deliver to Lessor the Security Deposit on the date of execution hereof. Lessee represents and warrants that the Security Deposit shall guarantee each and all of its obligations hereunder and, therefore, Lessor may apply the Security Deposit to the payment of any of Lessee’s obligations in default under this Contract.

In the event that Lessor applies the Security Deposit, totally or partially, pursuant to the terms set forth under this Section, Lessee shall, within thirty (30) calendar days following Lessee’s receipt of Lessor’s written notice to that effect, deliver to Lessor the amount so applied, in order to reinstate and maintain at all times the Security Deposit in full.

If Lessee fails to deliver or reinstate the Security Deposit in favor of Lessor as set forth in this Section, then, Lessee shall pay Lessor as liquidated damages, an amount equal to 0.5% of the total monthly Rent, per each day of default.

The parties agree that the Security Deposit shall not bear interest or return for the benefit of Lessee, neither shall invoices be issued in favor of Lessee due to the delivery, reinstatement or update of the Security Deposit.

CLAUSE FIFTH

ENVIRONMENTAL MATTERS

Section 5.01. Environmental Compliance. Lessee shall use the Leased Property in compliance with each and every applicable Environmental Laws.

Section 5.02. Water Discharge. Lessee shall be solely liable for compliance with each and every applicable Laws related to water discharge in connection with Lessee’s operations in the Leased Property. If so required by Lessor in writing, Lessee agrees to provide Lessor any report or information which, pursuant to the applicable Laws, should be prepared and/or provided to the competent governmental authorities concerning water discharge.

Section 5.03. Hazardous Materials. Lessee shall not use Hazardous Materials in the Leased Property, unless such Hazardous Materials are necessary for its operations and that comply with the Permitted Uses and Environmental Laws. Lessee hereby acknowledges that the use of the following substances, is prohibited at the Leased Property (collectively, “Prohibited Hazardous Materials”): (i) Trichloroethylene (TCE); (ii) Perchloroethylene (PCE or PERC), (iii) 1,1,1 Trichloroethane (TCA), (iv) Polychlorinated biphenals (PCBs). (v) Pentachlorophenol, (vi) Perchlorate, and (vii) Hexavalent chromium and/or dichromates. Lessee shall be solely and fully liable for the use of Hazardous Materials and/or Prohibited Hazardous Materials in the Leased Property; in the understanding that, Lessee hereby undertakes to indemnify and hold Lessor harmless against any action, claim, proceeding, fine or penalty related to the use or presence of Hazardous Materials and/or Prohibited Hazardous Materials in the Leased Property.

Upon Lessor’s written request at any time, Lessee shall deliver to Lessor, within the following thirty (30) calendar days, a list including a detailed description of the Hazardous Materials used by Lessee in the Leased Properly, as well as a copy of such certificates, permits, licenses and/or authorizations that are required to use Hazardous Materials in the Leased Property.

Lessee shall, at its own cost and expense, remove such unauthorized Hazardous Materials and/or Prohibited Hazardous Materials pursuant to this Agreement and to the Environmental Laws, that have been stored, disposes or otherwise Released by Lessee or by any of its employees, agents, suppliers, contractors, subcontractors or visitors, to Lessor’s entire satisfaction, but under no circumstances at a lower level or in a lower manner than such necessary to comply with the Environmental Laws, and that does not limit any future use of the Leased Property, or cause a restriction on the title to the Leased Property or notice in relation therewith to be recorded. Lessee shall immediately carry out said works at any time during the Term of the Agreement, as well as upon Lessor’s written request or, in the absence of a specific request made by Lessor, before Lessee surrenders possession of the Leased Property to Lessor, pursuant to this Agreement. If Lessee fails to carry out said works during the Term of this Agreement, Lessor shall, at its own discretion, and without waiving the exercise of any legal remedy available hereunder or under the Environmental Laws (including, but not limited to, any action to oblige Lessee to perform said work), perform the above mentioned works, at Lessee’s expense; in the understanding that, Lessee shall be solely liable for the use, handling, disposal and transportation of the Hazardous Materials and/or Prohibited Hazardous Materials, as well as for the damages the same may now or hereafter cause. Lessee shall pay all expenses incurred by Lessor on the execution of said works, within ten (10) calendar days following the date of Lessor’s request of the corresponding reimbursement, along with the documents evidencing said expenses incurred.

Section 5.04. Notice of Environmental Matters. Lessee shall immediately inform Lessor in writing of any of the following circumstances, within five (5) Business Days following the date of Lessee’s knowledge of the same:

(a) Breach of the Environmental Laws related to or affecting the Leased Property, Lessee and/or Lessee’s operations in the Leased Property.

(b) Any judicial or administrative proceeding in connection with Environment, health or safety matters, either federal, state or local, including, but not limited to, any lawsuit, action or claim related to a Contamination Condition, Releases, Hazardous Materials, Prohibited Hazardous Materials and/or water discharge.

(c) Releases affecting the Leased Property in any manner whatsoever or any Release known by Lessee to come from a property adjacent to the Leased Property.

Section 5.05. Contamination Condition. Lessor shall be entitled to carry out inspections, studies and/or verifications (including, but not limited to, conducting perforations and taking soil, subsoil, underground water and waste water discharge samples) in the Leased Property in order to verify that the Leased Property is free from unauthorized Contamination Conditions, Prohibited Hazardous Materials and/or Hazardous Materials hereunder, and that is in compliance with the applicable Environmental Laws. Said inspections, studies and/or verifications shall be carried out on Business Days and hours, upon 24-hour prior written notice; in the understanding that, said inspections shall comply with Lessee’s internal safety regulations and policies.

All costs derived from said inspections, studies and/or verifications shall be borne by Lessor, except if the existence of an unauthorized Contamination Condition,

Prohibited Hazardous Materials or Hazardous Material hereunder is discovered in the Leased Property and is attributable to Lessee, its employees, agents, suppliers, contractors, subcontractors and/or visitors, in which case, Lessee shall reimburse Lessor any expense incurred by Lessor pursuant to this Section, within the five (5) Business Days following the Lessor’s written request of the corresponding reimbursement, along with the studies evidencing the Contamination Condition, Prohibited Hazardous Materials and/or Hazardous Material discovered.

Lessee shall immediately implement, and in all circumstances within three (3) calendar days following the date on which a Condition of Contamination affecting the Leased Property is detected, at its own cost and expense, such Remediation actions as may be necessary to eliminate any Contamination Condition caused by Lessee, its employees, agents, suppliers, contractors, subcontractors and/or visitors, pursuant to and in compliance with the rules and regulations set forth in the Environmental Laws.

Section 5.06. Environmental Indemnity. Lessee hereby undertakes to defend and hold Lessor, its affiliates, subsidiaries, shareholders, partners, directors, officers and employees harmless from and against any loss, claim, legal action, fine or sanction, whether administrative, civil or criminal imposed by any federal, state or local authority, arising from the default to the Environmental Laws on the part of Lessee, its employees, agents, suppliers, contractors, subcontractors and visitors.

The indemnity contained in this Section shall be mandatory for Lessee during the Term hereof and shall be effective for an additional 5-year period after the Term.

Section 5.07. Clean Industry Certification. Lessor hereby calls Lessee to form part of the voluntary environmental self-regulatory and environmental auditing program managed by the Federal Environmental Protection Agency (Procuraduria Federal de Protection al Ambiente), also known as “clean industry”, in order to generate an active interaction between Lessee and the environmental authorities to the benefit of the Environment; in the understanding that, adherence to said program is strictly voluntary.

CLAUSE SIXTH

LIABILITY

Section 6.01. Indemnification. Lessee and Lessor shall be respectively liable for damages to the Leased Property caused by their own negligence, willful misconduct or fault or that of their respective employees, agents, contractors, subcontractors and/or visitors.

Unless otherwise expressly provided herein, Lessor agrees to defend, indemnify and hold Lessee harmless from any claims, losses, damages, expenses or liability, including penalties or interest, for which Lessee is required to pay, due to acts or omissions of Lessor, or any of its employees, agents, contractors, subcontractors and/or visitors, that cause, directly or indirectly, such liability, penalty and/or interest.

Unless otherwise expressly provided herein, Lessee agrees to defend, indemnify and hold Lessor harmless from any claims, losses, damages, expenses or liability, including penalties or interest, for which Lessee is required to pay, due to acts or omissions by Lessee, or any of its employees, agents, contractors, subcontractors and/or visitors, that cause, directly or indirectly, such liability, penalty or interest.

Section 6.02. Labor Liability. Lessee represents that since it shall use the Leased Property to establish a company, any labor liability arising out of the same shall be solely and exclusively borne by Lessee, including but not limited to, indemnifications paid to all the employees working for said company, whether they form part of a union or not, whether they are non-union, temporary or other employees, as well as the fees paid to the Mexican Social Security Institute, payments of federal, state or local taxes, union fees and other costs or charges which may be derived from its labor relationship.

Likewise, labor liability derived from the maintenance of the Leased Property applicable to Lessor, shall be solely and exclusively borne by Lessor, including, but not limited to, indemnifications paid to all the personnel working for Lessor, whether they form part of a union or not, whether they are non-union, temporary or other employees, as well as the fees paid to the Mexican Social Security Institute, payments of federal, state or local taxes, union fees and other costs or charges which may be derived from its labor relationship.

CLAUSE SEVENTH

SURRENDER OF THE LEASED PROPERTY

Section 7.01. Surrender of the Leased Property. Upon expiration of the Term, or early termination date pursuant to the provisions of this Clause, Lessee shall return and deliver possession and use of the Leased Property to Lessor, without any delay or the need of any notice or resolution, and in the same state and condition in which Lessee received it at the commencement of this Agreement, except for normal wear and tear.

Section 7.02. Environmental Studies and Remedial Actions. Lessee shall, at its own cost and expense, one hundred and eighty (180) calendar days before the expiration of the Term, carry out and deliver to Lessor an environmental study of the Leased Property known as “Phase I”, performed by a prestigious environmental consultant firm, authorized to that effect by the Mexican environmental authorities, and if it were necessary or required by said Phase I study, a Phase II site environmental study. In the event said environmental studies state that the Leased Property has a Contamination Condition which affects the Leased Property and which has been caused by Lessee, its employees, agents, suppliers, contractors, subcontractors and/or visitors, Lessee shall, at its own cost and expense, immediately carry out Remediation actions in the Leased Property, and in any case no later than three (3) calendar days following the date on which said Contamination Condition was detected, pursuant to the provisions and rules set forth in the Environmental Laws.

Section 7.03. Repairs to the Leased Property. Lessee expressly and irrevocably agrees that, prior to the vacancy of the Leased Property by Lessee, it shall carry out (at its own cost and expense) each and every necessary repair in order to surrender the Leased Property to Lessor in the same state and condition in which it was delivered to Lessee at the commencement of this Agreement, except for normal wear and tear.

Section 7.04. Goods, Improvements and Accessories owned by Lessee. All furniture, machinery, accessories and/or equipment of any kind which were installed by Lessee in the Leased Property (which are not property of Lessor), which have been permanently affixed or not; shall remain property of Lessee and shall be removed by Lessee before the Leased Property is surrendered to Lessor, unless Lessee and Lessor agree otherwise in writing; in the understanding, however, that Lessee shall repair any damage caused by the installation or removal of said furniture, machinery, accessories or equipment, as well as sealing, cutting and duly covering any cables, pipes or ducts related to any improvement property of Lessee which Lessee removes or which Lessor orders to be removed. In the event any cables, pipes or ducts have been incorporated to the walls or roofs, Lessee shall provide Lessor the plans which specify the location of said cables, pipes or ducts in the Leased Property.

Furthermore, all signs, inscriptions, lattices and similar installations made by Lessee shall be removed on or before the date on which Lessee vacates the Leased Property.

Section 7.05. Certificates of Departure. Additionally, Lessee shall deliver to Lessor on the date on which Lessee vacates the Leased Property (i) original certificates or payment receipts issued by the utility companies, which certify that all public utilities used at the Leased Property have been duly and fully paid up to that date; and (ii) if applicable pursuant to the Environmental Laws, a site abandonment certificate or a similar certificate which states that the Leased Property is free from any contamination, Hazardous Materials and any Contamination Condition and/or, if applicable, that all Remediation actions have been fulfilled pursuant to the remediation parameters set forth by the Environmental Laws and the environmental authorities.

Section 7.06. Penalty for Delay in Surrender the Leased Property. In the event Lessee does not vacate and surrender to Lessor the Leased Property on the date on which it should deliver it pursuant to this Agreement and the terms set forth herein for the delivery of the Leased Property, then Lessee shall immediately start to pay a rent equal to the amount resulting from multiplying the latest effective Rent by two (2), until Lessee vacates and delivers the Leased Property to Lessor pursuant to the terms set forth herein for the delivery of the Leased Property; in the understanding that, Lessee hereby expressly and irrevocably waives all rights derived from Articles 2387 and 2388 of the Civil Code for the State of Chihuahua, Mexico.

Notwithstanding the foregoing (i) acceptance by Lessor of said payment shall not imply under any circumstances consent by Lessor for Lessee to continue the use, enjoyment and possession of the Leased Property, neither shall it imply a waiver by Lessor to its rights to recover the Leased Property pursuant to the terms of this Agreement; and (ii) the Guaranty shall continue to be effective until Lessee vacates and deliver the Leased Property to Lessor pursuant to the terms and conditions set forth in this Agreement and complies with each and all of its obligations herein.

Section 7.07. Right to Commercialize the Leased Property. Lessor shall be entitled to enter the Leased Property and Lessee shall allow Lessor’s access, at any time during Business Days and hours, within one hundred and eighty (180) days prior to the expiration date of the Term of the lease, in order to show the Leased Property to prospective Lessees; in the understanding that, said visits shall comply with Lessee’s internal safety regulations and policies and shall not interfere with Lessee’s operations.

Section 7.08. Return of Security Deposit. After Lessee’s compliance with each and all of its obligations under this Agreement, the Security Deposit shall be returned to Lessee, within thirty (30) calendar days following the date of surrender of the Leased Property to Lessor pursuant to the terms and conditions provided in this Agreement.

CLAUSE EIGHTH

EARLY TERMINATION

Section 8.01. Causes for Early Termination If at any time (i) Lessee fails to comply with payment of two or more payments of Rents; (ii) Lessee and/or Guarantor are declared in a state of insolvency, bankruptcy, default, concurso mercantil, commercial reorganization, dissolution and/or liquidation, unless said Guarantor is replaced by another guarantor acceptable to Lessor; (iii) Lessee is subject to strike and such strike causes damage to or materially disrupts the quiet enjoyment of other tenants of the Leased Property; (iv) Lessee fails to comply with any of its environmental obligations pursuant to the Environmental Laws or this Agreement (including, but not limited to, the obligations included in Clause Fifth hereof and/or in Sections 7.02 and 7.05 of Clause Seventh), and such obligations have not been remedied within thirty (30) calendar days following the breach of the same; or (v) a material default hereunder occurs on behalf of Lessee (which default remains uncured for more than thirty (30) days after receipt of notice thereof from Lessor), then, Lessor may:

(a) Early terminate this Agreement, by written notice sent to Lessee, without any subsequent obligation for Lessor and without the need of prior judicial resolution to that effect;

(b) Claim to Lessee and/or Guarantor the payment of any amount owed to Lessor pursuant to this Agreement, including, but not limited to. Rents, interest and penalties;

(c) Collect from Lessee and/or Guarantor each and all of the future amounts payable to Lessor pursuant to the terms and conditions hereof, including, but not limited to, outstanding Rents for the Term; and

(d) Request Lessee the reimbursement of the reasonable attorneys’ fees in connection with the implementation and enforcement of all rights granted under this Clause in favor of Lessor.

CLAUSE NINTH

RIGHT OF FIRST OFFER TO LEASE AND OPTION TO LEASE

Section 9.01 Right of First Offer to Lease. Provided Lessor has the real and legal possession of Space B, Lessor, hereby grants in favor of Lessee, a right of first offer to lease the Space B as of the Commencement Date, in the understanding that Lessee shall have the right to be preferred before a third party (the “Third Party”) to lease the Space B (the “Right of First Offer”) only in one occasion, under the terms of this Section.

For all effects of the above:

1.- Lessor shall notify in writing to Lessee its intention to offer for lease the Space B to a Third Party, in the understanding that the intention to offer for lease does not include the promotion of Space B, but shall be considered as an intent to offer for lease when Lessor has a formal offer from a Third Party.

2.- Lessee’s Right of First Offer shall only apply in one occasion during the Term of this Agreement.

3.- If Lessee desires to exercise its Right of First Offer, Lessee shall notify its intention to Lessor within the next 15 calendar days after the receipt by Lessee of Lessor’s above referred notice (the “Answer Period”).

4.- In the event that the Lessee exercises its Right of First Offer, and only once the Space B had been delivered to the Lessee, the term “Leased Property” established in the First Clause of this Agreement, shall also include and mean the term “Space B”, likewise, the references included in this Agreement regarding the “Space A” will be understood as made regarding the “Building”, including the surface of both the Space A and the Space B and the reference to the Land shall be understood regarding the entire Lot B.

5.- The parties agree hereby that, during the Term of this Lease, Lessee shall lose its Right of First Offer and Lessor shall be entitled to lease the Space B to any Third Party without any responsibility, in case that: (i) Lessee does not notify Lessor of its intention to exercise its Right of First Offer within the Answer Period; or (ii) Lessee notifies Lessor in writing that has no intention to lease the Space B or to exercise its Right of First Offer; or (iii) Lessee is in default of any of its obligations under the Lease Agreement at the moment of exercise its Right of First Offer.

6.- In the event Lessee exercises its Right of First Offer and as of the date on which the Space B is delivered to Lessee in terms of this Section, the Expiration Date shall be automatically extended for a mandatory period of 3 years counted from the date on which the Space B is delivered to Lessee.

7.- In case Lessee does not exercise its Right of First Offer in terms of this Section, Lessee shall vacate the Leased Property and surrender the Leased Property to Lessor within the 30 calendar days following: (i) the date on which Lessee notifies Lessor its desire to not exercise its Right of First Offer or (ii) the expiration date of the Answer

Period in case Lessor does not receive any notice from Lessee regarding its intention of exercise or not of its Right of First Offer in terms of this Lease Agreement.

In connection with the foregoing, Lessee shall carry out its process to vacate the Lease Property and surrender of the Lease Property to Lessor in terms of this Agreement, including without limiting, complying with all its environmental and maintenance obligations.

Section 9.02 Option to Lease. Provided that Lessor has the real and legal possession of Space B, Lessee will have a right to lease the Space B, at any time during the Initial Term of the Lease, in the same terms and conditions as the Space A (the “Right of Lease”),

In the event Lessee exercises its Right of Lease and as of the date on which the Space B is delivered to Lessee in terms of this Section, the Expiration Date shall be automatically extended for a mandatory period of 3 years counted from the date on which the Space B is delivered to Lessee.

In the event that the Lessee exercises its Right of Lease, and only once the Space B had been delivered to the Lessee, the term “Leased Property” established in the First Clause of this Agreement, shall also include and mean the term “Space B”, likewise, the references included in this Agreement regarding the “Space A” will be understood as made regarding the “Building”, including the surface of both the Space A and the Space B.

Regardless of the foregoing, the parties agree that, in the event Lessor receives an offer from a Third Party to lease the Space B and Lessor notifies Lessee in terms of Section 9.01 of such offer before Lessee exercises its Right of Lease, then, Lessee will not be able to exercise its Right of Lease as provided herein and shall only be able to exercise its Right of First Offer in the terms provided in Section 9.01.

CLAUSE TENTH

FIRE PROTECTION SYSTEM

Section 10.01. Fire Protection System. The parties acknowledge that the Leased Property has installed a Fire Protection System which shall be considered as part of the Leased Property (hereinafter referred to as the “Fire Protection System”).

The parties agree and acknowledge that the Fire Protection System may be shared between two or more of the buildings owned by the Lessor, with the understanding that, in this case, the tenants of such buildings, the Lessee and the Lessor will execute an agreement to share the Fire Protection System. Furthermore, Lessee shall comply with the maintenance activities recommended by the Fire Protection System manufacturer.

Additionally, during the Term of this Lease, and except as otherwise provided herein, the responsibility for the management, maintenance, monitoring and repair of the Fire Protection System will be in charge of Lessee, according with the following terms:

1.- Lessee will perform at its own cost and expense the management, maintenance, monitoring and repair that may be necessary to the Fire Protection System.

2.- Lessee agrees to cover each and every one of the expenses related to the maintenance and operation of the Fire Protection System, including the preventive maintenances as well as the annual maintenance that has to be performed to the Fire Protection System, according with the established in Exhibit “C” attached hereto.

3.- If the Fire Protection System is shared between Lessee and other tenants, the cost of the management, maintenance, monitoring and repair of the Fire Protection System shall be proportionally shared by Lessee with any other tenants of adjacent buildings that share the use of the Fire Protection System, in accordance to the percentage allocated for use by each party, provided that in the case of Lessee it will be considered for the allocation, the surface of the Industrial Facility (including Space A and Space B), and in accordance to the agreement to be executed by and between Lessor, Lessee and all its users. All other obligations regarding the Fire Protection System will be at Lessee’s sole responsibility.

In the event that the Fire Protection System is only being used by Lessee, then, all obligations regarding its management, maintenance, monitoring and repair, shall be exclusively borne by Lessee.

Additionally, the parties agree that the Lessor shall have the right to perform at its sole discretion risk and expense, inspections for the purposes of verifying the compliance of Lessee with the terms of this Agreement. The inspection shall be conducted during business hours, with 24-hour (twenty four-hour) prior written notice tendered to Lessee by Lessor and in such manner that does not interfere with Lessee’s operation.

CLAUSE ELEVENTH

MISCELLANEOUS

Section 11.01. Assignment and Sublease. Lessee shall not assign any of its rights or obligations under this Agreement, nor sublease, in whole or in part, the Leased Property, without Lessor’s prior written authorization; in the understanding that, Lessee hereby expressly and irrevocably waives to all rights deriving from Article 2392 of the Civil Code for the State of Chihuahua, Mexico.

Lessor shall be entitled to assign, encumber, or otherwise pledge or assign its rights and/obligations under this Agreement.

Likewise, Lessor and Lessee agree that pursuant to the provisions set forth in the Laws, this Agreement shall survive any conveyance of title to the Leased Property or any Lessor’s encumbrance or mortgage on the same, and that any default in payment of said encumbrances or mortgages shall under no circumstances affect the terms and conditions of this Agreement.

Section 11.02. Waiver of Preemptive Right and Right of First Refusal. Except as provided herein at Section 9.01, Lessee hereby expressly and irrevocably waives any right of first refusal to renew this Agreement, as well as any preemptive right to purchase the Leased Property, including, but not limited to, the right of first refusal and preemptive right set forth in Articles 2346 and 2384 of the Civil Code for the State of Chihuahua, Mexico.

Section 11.03. Amendments to this Agreement. Unless otherwise expressly stated herein, no modification, discharge or release from the obligations hereunder, or waiver of any of the provisions hereof, shall be valid or binding, unless the same are made through a written amendment to this Agreement, duly executed by the parties hereto.

Section 11.04. Entire Agreement. The parties agree that this Agreement includes all the obligations, rights and covenants between them and, therefore, this Agreement shall constitute the entire agreement existing, in full force and effect and executed between the parties in connection with the lease of the Leased Property, and shall replace any other document, lease, contract, covenant or agreement executed by said parties, either orally or in writing.

Section 11.05. Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the applicable Mexican laws and specifically with the Civil Code of the State of Chihuahua, Mexico.

The parties hereof irrevocably agree to submit to the jurisdiction of the competent courts in (i) the Ciudad Juarez, Mexico; and (ii) the Federal District, Mexico; at plaintiff’s option, and expressly and irrevocably waive any other jurisdiction to which they might be entitled to by reason of their present or future domiciles, or by any other reason.

Section 11.06. Notices. Unless any provision to the contrary is expressly set forth in this Agreement, any notices or communications provided herein shall be made in writing and shall be delivered to Lessor’s or Lessee’s Domicile, as the case may be, or to any other domicile as the parties may notify in writing to all other parties hereto. All notices and communications delivered to the pertinent party’s domicile shall be deemed effective as of the date of delivery of the same.

Section 11.07. Estoppel Certificate-Financial Statements. Lessee shall deliver, within ten (10) days after Lessor’s written request therefor, a certificate to the party designated in such request, in the form supplied, certifying, among others, that this Lease is unmodified and in full force and effect (or stating any modifications then in effect), that there are no defenses or offsets thereto (or stating those claimed by Lessee), the dates to which Rent has been paid, and as to any other information reasonably requested. Subject to mutually agreed upon terms of confidentiality as evidenced by a duly executed non-disclosure agreement, Lessee and Guarantor further agrees that, within ten (10) days after Lessor’s request therefor, they shall deliver to Lessor accurate audited annual financial statements then available for Lessee’s and Guarantor’s most recent fiscal year.

Section 11.08. Translation. This Agreement shall be executed both in English and Spanish, and both texts shall be binding and constitute one single document; in the understanding, however, that (i) in the event of differences between both versions, the Spanish version shall prevail; and (ii) in the event of any controversy, dispute, judicial proceeding and/or litigation related to this Agreement and/or the Leased Property, the parties agree that they shall use the Spanish version for any such events.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date stated above.

	“LESSOR”:	“LESSEE”:

Macquarie México Real Estate Management, S.A. de C.V., as attorney-in-fact of Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria, as Trustee of Trust F/1638		TPI-Composites, S. de R.L. de C.V.

/s/ Peter M. Gaul		/s/ Paul Herbert Hahnenberger Jr.
By:		By: Paul Herbert Hahnenberger Jr.
Position: Legal Representative

/s/ Jaime Lora Medellin
By:	Jaime Lora Medellin

E X H I B I T S

“A”	INDUSTRIAL BUILDING PLAN

“B”	PREVENTIVE MAINTENANCE PROGRAM

“C”	FIRE PROTECTION SYSTEM SPECIFICATIONS

Exhibit A / Anexo A

Space B/Espacio B: 98,327.79 SF

Space A/Espacio A: 34,839.76 SF

Exhibit “B”

PREVENTIVE MAINTENANCE PROGRAM

EXTERIOR PAINT (GENERAL)

•	All walls and facade paint, as well as the plant finish shall be respected and maintained in excellent conditions.

•	All exterior paint, including the guardhouse, warehouses, compressor rooms and storage tanks, shall be repainted every five years or when its appearance and surface shows damage such as: stains, spots, scraping or deterioration of the same.

INTERIOR PAINT

•	Cleaning and/or washing should be undertaken where and when needed; the interior paint should be repainted when its appearance and surface shows damage such as: stains, spots, scraping or deterioration of the same.

GREEN AREAS

•	Cleaning and maintenance consists of mowing the lawn, cutting the ornamental plants, fertilizing and implementing a replanting program. As well as for the maintenance and repair of the sprinkler system, if applicable.

FINISH AND OPERATION OF BATHROOMS

(Applicable if there exists a usage or not of the building bathrooms).

•	Repairs or replacements shall be made to the tile, ceramic, bathroom stalls, and sanitary devices that may suffer damage due to its use.

•	The fluxometer valves, mixing valves, filling valves and tank valves shall be maintained without leakages in good working order.

•	The following shall be kept in good condition or replaced if necessary: hinges, ironwork, bathroom screens, paper baskets, soap dishes, paper dispensers, paper supporters, mirrors and electric hand dryers.

•	Special care must be observed in the water and sewage pipelines which users can expose to misuse or damage.

WATER STORAGE TANKS

•	Preventive maintenance and constant reviews shall be given to the hydroneumatic equipments for its optimal functionality at least once a year and/or when needed.

PARKING LOTS

•	Parking lots, edging, crossing areas and security zones of the industrial area shall be kept clean, well defined and shall be repainted at least once every five (5) years and/or when needed.

•	Maintenance and cleaning shall be provided to asphalt where holes or oil residues spilled by machinery or vehicles may be located.

•	It is prohibited to store materials that due to their nature or design may damage the parking lot surface.

METALLIC COVERS AND RAIN WATER SPOUTS/GUTTERS [roof access necessary]

•	Consists in the cleaning of sheets, covers and rainwater spouts/gutters, as well as the replacement, when needed. Includes the removal of dust, mud, organic material and sealing compounds. Additional cleaning must be undertaken in connection with the covers, extractors, chimneys or domes when needed.

•	Regular inspection and cleaning of metallic sheets, roof cover and water spouts/gutters shall be undertaken every three months.

•	Technical systems approved by Lessor should be utilized in order to safeguard against water leaks. Leak Detection and repair as needed.

•	All personnel going up to the roof cover shall do so with soft sole shoes, avoiding where possible the use of materials and tools which damage the roof cover.

•	Upon conclusion of any work all surplus materials of such repairs or installations must be removed.

TPO ROOF STRUCTURE

•	No modifications or additions shall be made without the prior authorization from Lessor, nor shall the structure be used as a support for any material or tools.

•	TPO structures shall be kept clean, and all dust, spider webs, birds nests or other wildlife shall be safely removed and. if possible, relocated.

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•	All TPO/roof structures shall be maintained and painted and any damage caused by welding, corrosion, forklift accidents or the like must be repaired and/or replaced.

ALUMINUM SCREENS

•	It shall be kept adjusted and lubricated on their belts, hinges and locks.

•	All of the glass or acrylic that was broken, shattered or damaged shall be replaced immediately in accordance with the original specifications.

•	The seal of the frame of windows must be replaced when it is necessary.

•	A product suitable for the cleaning of the aluminum screens must be utilized.

•	Painting and finish work related to the aluminum screens must be undertaken at least once a year.

DOORS, ROLL-UP DOORS AND RAMPS

•	Doors, curtains and ramps must be kept painted, lubricated and adjusted including: all ironwork, locks, and panic bars for the optimum operation of the doors.

•	Any structural damage caused by Lessee’s negligence to a curtain requires replacement of the same.

•	Seal covers, and sealed flashing of the doors must be well maintained.

•	The functioning of the ramp motors must be periodically checked and cleaning of the motor and receptor channels undertaken periodically. The ramp curtains shall be kept painted, in their guide channels and in main gear.

•	The dock suction pit must be kept clean of stagnant water. Also the water pump must be replaced, when it is necessary

PLUVIAL SYSTEM

•	It shall be cleaned at a minimum of once per month and will include the removal of any obstructions or plants, when needed.

•	Connection, either partially or totally of the pluvial system to the sanitary sewage system is not permitted under any circumstances (this will invite serious fines by the Federal Authorities).

GENERAL CLEANING

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•	As much as practically possible of the residues or by-products generated in the industrial process, services or maintenance of the industrial operation of the plant shall be removed; in accordance with the environmental legislation in force.

FUMIGATION

•	If necessary, Lessee shall be responsible at its sole cost and expense, of the fumigation of the Leased Property, and/or any cost or expense derived from the intention of eliminating any plague.

FINISH OF THE OFFICES

•	The finish of the offices shall be maintained clean and painted when needed. The carpets shall be kept clean, free of dust, oil and odors and free of spots during any painting.

•	The air vents, electrical outlets, jack, installation of telephone lines or lamps, shall be maintained clean and/or replaced when damaged.

•	The supports shall always be kept level.

•	Maintenance shall be undertaken on doors and offices, supports, frames, cafeteria equipment and furniture and kitchen space with special oils for the wood and finish, such items being restored as necessary.

EXTERIOR FINISH

•	The exterior paint and grading shall be replaced in accordance with the initial design, the moldings, brick facades, false facades, tiles/floors and columns shall be cleaned with products effective for such purpose and damaged pieces must be substituted with others of equal quality when it is needed.

FIRE SYSTEMS (In case the Building has this equipment).

•	Starting tests shall be carried out on electric pumps and diesel motors.

•	The good function of the following must be checked: sidewalk hydrants, hose extensions, wall hydrants, smoke detectors and temperature/heat sensors in accordance with the specifications of the manufacturer.

•	In the interior distribution lines of the fire system, rusted areas shall be located, repainted and noted with respect to the fire system, when needed.

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LIGHTING MAINTENANCE

•	The lamp acrylic must be changed when needed.

•	The fluorescent lamps must be changed in a period of 15,000-20,000 use hours, depending on the type of bulb.

•	The ballasts should be checked in order to verify that they are in good working order.

OUTSIDE LIGHTING

•	The function of the floor and wall lamps should be checked.

•	Lamps and other lighting sources shall be checked as well as the repair and painting of the out lockers when warranted.

PREVENTIVE MAINTENANCE PROGRAM

FOR THE AIR CONDITIONER EQUIPMENT

[Roof access necessary]

OEM means the Original Equipment Manufacturer.

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MONTHLY PROGRAM (or according to OEM’s recommendations)

1.	Check line voltage and electric feed.

2.	Check fuses.

3.	Lubricate motors and/or equipment.

4.	Check condition and tension of belts and bands.

5.	Check pulleys and alignment.

6.	Clean and replace filters.

7.	Clean condensation trays and air clean drain tubes.

8.	Clean exterior of equipment.

9.	Check for refrigerant leaks and check pressure.

QUARTERLY PROGRAM (or according to OEM’s recommendations)

10.	Check and clean points and contacts (if necessary).

11.	Check cable feed connections and control.

12.	Check thermostat operation.

13.	Clean expansion valve, bulb and tube contact surface.

14.	Check motor and compressor amperage.

15.	Check interrupters and switches for operation.

16.	Check ball bearings.

17.	Clean injection and return air grills.

SEMIANNUAL PROGRAM (or according OEM’s recommendations)

1.	Clean cooling coils and turbine with cleaning solution and high-pressure water.

2.	Check and eliminate air leaks in equipment, duct and joints.

3.	Check and repair duct covers and equipment covers.

4.	Perform general cleaning with electric solvent to the main control panel.

5.	Check service valves and solenoids.

6.	Check heating banks.

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PREVENTIVE MAINTENANCE PROGRAM

FOR THE ELECTRIC SYSTEMS

Annual Maintenance or according to OEM’s recommendations.

SUBSTATION

1.	Check the adjustment resistance and connection points to the principal feeder.

2.	Clean with proper solvent all porcelain body components like insulators, cut off switches and terminals, covering them with high-tension silicone paste.

3.	Check the oil levels.

4.	Check the oil to determine the level of moisture.

Monthly Maintenance or according to OEM’s recommendations.

SUBSTATION

1.	Check voltage from incoming feeder.

2.	Clean insulation and high-tension terminal areas.

3.	Check voltage of service line.

4.	Check voltage on secondary feeder.

MAIN PANEL BOARD

1.	Check mechanical operation of circuit breaker and adjust or fix if required.

2.	Check adjustment to distribution circuit wires.

LIGHTINGS IN PRODUCTION

1.	Test operation of the emergency exit light fixtures.

2.	Check the operation of the floodlights including their photocell controls.

DRY TRANSFORMERS

1.	Test the feeder circuits and main breaker.

2.	Check or test the 240-volt secondary feeder to the control panel.

3.	Test the mechanical operation of the 240-volt principal feeder to the lighting control panel.

AIR CONDITIONING

1.	Check main circuit breakers feeding air conditioning circuits.

GROUNDING

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1.	Check resistance level to grounding system.

In order to evidence the maintenance program referred to on this Exhibit “B”, Lessee must keep: (i) a log; and (ii) evidence of the same (agreements, maintenance policies, invoices, etc.)

In order to preserve the equipment guaranties, companies authorized by the equipment manufacturers must carry out the preventive maintenance. If Lessee fails to carry out such preventive maintenance, Lessee shall assume the responsibility of such maintenance and, as consequence, shall lose any right to claim any guaranty indemnity in terms of the manufactures.

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CONVENIO MODIFICATORIO de fecha 25 de septiembre de 2013 celebrado entre:	AMENDMENT AGREEMENT dated as of September 25, 2013, executed by and between:
(1) DEUTSCHE BANK MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, DIVISIÓN FIDUCIARIA, COMO FIDUCIARIO DEL FIDEICOMISO F/1638 (en lo sucesivo el “Arrendador”); y	(1) DEUTSCHE BANK MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, DIVISIÓN FIDUCIARIA, AS TRUSTEE OF TRUST F/1638 (hereinafter referred to as the “Lessor”); and
(2) TPI-COMPOSITES, S. DE R.L. DE C.V., (en lo sucesivo la “Arrendataria”)	(2) TPI-COMPOSITES, S. DE R.L. DE C.V., (hereinafter referred to as the “Lessee”)

De conformidad con los siguientes Antecedentes, Declaraciones y Cláusulas; en el entendido de que a menos que se definan en forma distinta en este Convenio, los términos definidos en el Contrato de Arrendamiento a que se refieren los Antecedentes de este Convenio, se usan en el presente Convenio en la misma forma en que fueron definidos conforme a dicho Contrato de Arrendamiento:

In accordance with the following Preliminary Statements, Recitals and Clauses; in the understanding that, unless otherwise defined hereto, the terms defined in the Lease Agreement referred in the Preliminary Statements hereto, are utilized in this Agreement in the same manner as they were defined in accordance with said Lease Agreement:

A N T E C E D E N T E S	P R E L I M I N A R Y S T A T E M E N T S

El Arrendador y la Arrendataria celebraron un contrato de arrendamiento de fecha 15 de abril de 2013 (en lo sucesivo, según haya sido modificado de tiempo en tiempo el “Contrato de Arrendamiento”), respecto del edificio identificado como CJS-JZ-08 que se encuentra construido sobre (i) la fracción de terreno de aproximadamente 32,726.53 metros cuadrados y que forma parte de un terreno de mayor superficie identificado como Lote B y (ii) la fracción de terreno de aproximadamente 2,716.85 metros cuadrados que forma parte de un terreno de mayor superficie identificado como Lote A, localizados en Av. Ramón Rayón No. 9988, en Ciudad Juárez, Chihuahua, México (conjuntamente el edificio y los lotes de terreno se denominarán la “Propiedad Arrendada”).

Lessor and Lessee executed a lease agreement dated on April 15, 2013 (hereinafter, as amended from time to time, the “Lease Agreement”) with respect to certain building identified as CJS-JZ-08, built over (i) the portion of land of 32,726.53 square meters which is part of a property in greater extension identified as Lot B and (ii) the portion of land of 2,716.85 square meters which is part of a property in greater extension identified as Lot A, located on Av. Ramon Rayon No. 9988, in Ciudad Juarez, Mexico (jointly the building and the plots of land hereinafter will be referred to as the “Leased Property”).

D E C L A R A C I O N E S	R E C I T A L S
Cada una de las partes declaran, a través de sus representantes legales, que:	Each of the parties state through their legal representatives that:
(a) La persona que suscribe este Convenio en su representación, cuenta con las capacidades legales y las facultades suficientes para celebrar el mismo en su nombre y su representación, mismas que no le han sido	(a) Its legal representative has the necessary authority to enter into this Agreement on its behalf, and such authority has neither been limited nor revoked in any manner whatsoever as of the date hereof. As for

	modificadas, restringidas o revocadas a la fecha del presente Convenio. Por lo que hace al Arrendador, su apoderado cuenta con los poderes y facultades necesarias y suficientes para la celebración del presente Convenio, y que los apoderados que actúan en representación de su apoderado, cuenta con los poderes y facultades necesarias y suficientes para actuar en representación de dicho apoderado en este Convenio, los cuales no le han sido revocados, limitados, ni restringidos en forma alguna a la firma del mismo.		Lessor, its attorney-in-fact has all necessary powers and authorities to execute this Agreement, and that the attorneys-in-fact acting on behalf of its attorney-in-fact, have all necessary powers and authorities to act on such attorneys in fact’s behalf in executing this Agreement, which powers and authorities have not been revoked, limited, or restricted in any manner whatsoever as of this date.

(b)	La celebración, entrega y cumplimiento por las partes del presente Convenio, han sido debidamente autorizados por cualesquiera de los órganos corporativos competentes que se requiera y no violan cualquier ley o restricción contractual alguna que la obligue o afecte.	(b)	This Agreement’s execution, delivery and compliance by the parties have been duly authorized by any required corporate bodies and do not violate any law or contractual restriction that obligates or affects to.

(c)	Este Convenio constituye para las partes una obligación legal y válida, exigible en su contra de conformidad con sus respectivos términos.	(c)	This Agreement constitutes for both parties a legal and binding obligation, enforceable against them in accordance with its respective terms.

(d)	El Arrendador y la Arrendataria declaran, conjuntamente, que desean celebrar el presente Convenio con el fin de modificar el Contrato de Arrendamiento.	(d)	Lessor and Lessee jointly represent that they wish to enter into this Agreement in order to modify the Lease Agreement.
EN VIRTUD DE LO ANTES EXPUESTO, las partes convienen en sujetarse a lo dispuesto en las siguientes:		AS CONSEQUENCE OF THE EXPRESSED ABOVE, the parties agree to comply with the following:
	C L Á U S U L A S	C L A U S E S

PRIMERA. Por este medio, el Arrendador y la Arrendataria convienen en modificar únicamente los subincisos 6, 15 y 36 del Inciso 1.01 de la Cláusula Primera del Contrato de Arrendamiento y por consiguiente el Anexo “A” del Contrato de Arrendamiento, adjunto al presente como Anexo “A”, y en insertar únicamente un subinciso 38 al Inciso 1.01 de la Cláusula Primera del Contrato de Arrendamiento, en el entendido de que, salvo dichos subincisos y anexo, el resto del Inciso 1.01 de la Cláusula Primera permanece en los mismos términos que en el Contrato de Arrendamiento, para que con efectos a la fecha del presente Convenio, dichos

FIRST. By these means, Lessor and Lessee agree to only modify subsections 6, 15 and 36 of Section 1.01 of Clause First of the Lease Agreement and therefore, the Exhibit “A” of the Lease Agreement, attached herein as Exhibit “A”, and to insert only a subsection 38 to Section 1.01 of Clause First of the Lease Agreement, provided that, except for such subsections and exhibit, the rest of Section 1.01 of Clause First shall remain in the same terms as provided in the Lease Agreement, effective as of this Agreement’s date, in order to these subsections and exhibit to be written as follows:

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subincisos y dicho anexo queden redactados como se establece a continuación:
“Inciso 1.01. Definiciones. …	“Section 1.01. Definitions. …
…	…
(6) “Depósito de Garantía” significa la cantidad de $56,995.89 Dólares.	(6) “Security Deposit” means the amount of $56,995.89 Dollars.
…	…
(15) “Fecha de Vencimiento” significa el 24 de enero de 2019.	(15) “Expiration Date” means January 24, 2019.
…	…

(36) “Terreno” significa (i) el lote de terreno de 33,898.51 metros cuadrados sobre el cual el Edificio se encuentra construido, identificado como Lote B, ubicado en Ciudad Juárez, Chihuahua, México; y (ii) la fracción de terreno de aproximadamente 6,905.97 metros cuadrados que forma parte de un terreno mayor con una extensión total aproximada de 90,399.09 metros cuadrados, identificada como Lote A, ubicado en Ciudad Juárez, Chihuahua, México.

(36) “Land” shall mean (i) the plot of land of 33,898.51 square meters over which the Building is constructed, identified as Lot B located in Ciudad Juárez, Chihuahua, Mexico; and (ii) the portion of 6,905.97 square meters which is part of a property in greater extension with a total surface of 90,399.09 square meters, identified as Lot A located in Ciudad Juárez, Chihuahua, México.

…	…
(38) “Prórroga” tiene el significado atribuido a dicho término en el Inciso 2.07 de la Cláusula Segunda de este Contrato.”	(38) “Renewal” shall have the meaning assigned to such term in Section 2.07 of Clause Second hereof.”

SEGUNDA. Por este medio, el Arrendador y la Arrendataria convienen en insertar únicamente un sexto, séptimo, octavo, noveno, décimo, décimo primero, décimo segundo, décimo tercero, décimo cuarto, décimo quinto, décimo sexto y décimo séptimo párrafo al Inciso 2.04 de la Cláusula Segunda del Contrato de Arrendamiento, en el entendido de que, salvo dichos párrafos, el resto del Inciso 2.04 de la Cláusula Segunda permanece en los mismos términos

SECOND. By these means, Lessor and Lessee agree to only insert a sixth, seventh, eighth, ninth, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth, sixteenth and seventeenth paragraph to Section 2.04 of Clause Second of the Lease Agreement, provided that, except for such paragraphs, the rest of Section 2.04 of Clause Second shall remain in the same terms as provided in the Lease Agreement, effective as of this Agreement’s date, in

3

que en el Contrato de Arrendamiento, para que con efectos a la fecha del presente Convenio, dichos párrafos queden redactados como se establece a continuación:	order to these paragraphs to be written as follows:
“Inciso 2.04. Renta. …	“Section 2.04. Rent. …
…	…
…	…
…	…
…	…

A partir del 25 de enero de 2014, la Arrendataria pagará al Arrendador por el arrendamiento de la Propiedad Arrendada, una renta mensual de $0.3626 Dólares por pie cuadrado de la Nave Industrial, es decir, la cantidad mensual de $48,209.44 Dólares (la “Renta II”), o su equivalente en Pesos al tipo de cambio publicado por el Banco de México en el Diario Oficial de la Federación (para solventar obligaciones denominadas en moneda extranjera pagaderas en México) en la fecha de pago o en el Día Hábil inmediato anterior (en caso de que la fecha de pago no sea un Día Hábil), más IVA.

As of January 25, 2014, Lessee shall pay Lessor, for the lease of the Leased Property, a monthly rent of $0.3626 Dollars per square feet of the Industrial Facility, that is, the monthly amount of $48,280.95 Dollars (the “Rent II”), or its equivalent in Pesos at the exchange rate published by the Banco de México in the Federal Official Gazette (to satisfy obligations denominated in foreign currency in Mexico) in effect on the payment date or on the immediately preceding Business Day (in the event that the payment date is not a Business Day), plus VAT.

A partir del 25 de enero de 2014 y hasta el 24 de enero de 2019, la Arrendataria pagará al Arrendador, además de la Renta II, por el arrendamiento de la Propiedad Arrendada, una renta mensual de $0.0316 Dólares por pie cuadrado de la Nave Industrial, es decir, la cantidad mensual de $4,209.44 Dólares (la “Renta III”). o su equivalente en Pesos al tipo de cambio publicado por el Banco de México en el Diario Oficial de la Federación (para solventar obligaciones denominadas en moneda

As of January 25, 2014 and until January 24, 2019, Lessee shall pay Lessor in addition to Rent II, for the lease of the Leased Property, a monthly rent of $0.0316 Dollars per square feet of the Industrial Facility, that is, the monthly amount of $4,209.44 Dollars (the “Rent III”), or its equivalent in Pesos at the exchange rate published by the Banco de México in the Federal Official Gazette (to satisfy obligations denominated in foreign currency in Mexico) in effect on the payment date or on

4

extranjera pagaderas en México) en la fecha de pago o en el Día Hábil inmediato anterior (en caso de que la fecha de pago no sea un Día Hábil), más IVA.	the immediately preceding Business Day (in the event that the payment date is not a Business Day), plus VAT.
La Renta, la Renta II y la Renta III serán indistintamente o conjuntamente identificadas como la “Renta”, según sea aplicable.	The Rent, the Rent II and the Rent III shall indistinctively or collectively identified as the “Rent”, as applicable.

Las partes acuerdan que, en caso de que la Arrendataria decida ejercer su Prórroga de conformidad con lo establecido en el presente Contrato, la Renta que corresponderá al periodo de la Prórroga será determinada por el Arrendador y la Arrendataria a partir de los 180 días naturales de anticipación a la Fecha de Vencimiento, en el entendido de que, en ningún caso y bajo ninguna circunstancia, la Renta podrá ser inferior al 95% (noventa y cinco por ciento) del valor anual de mercado de una renta para edificios industriales similares en Ciudad Juárez, Chihuahua multiplicado por los pies cuadrados de la Nave Industrial.

The parties agree that, in the event the Lessee exercises its Renewal in terms of this Lease Agreement, the Rent that will be applicable for the Renewal shall be determined by Lessor and Lessee as of the 180 calendar days prior to the Expiration Date, provided that, in all cases the Rent shall not be less than 95% (ninety five percent) of the annual market rental rate for comparable industrial buildings in Ciudad Juarez, Chihuahua multiplied by the square feet of the Industrial Facility.

Para efecto de lo establecido en el párrafo anterior, el “precio anual de renta a valor mercado para edificios industriales similares” deberá ser determinada en base a las condiciones de los edificios industriales en Ciudad Juárez considerando: (i) la edad de los edificios; (ii) el tamaño de los edificios; y (iii) las mejoras que los edificios tengan.

For purposes of the abovementioned paragraph, the “market rental rate for comparable industrial buildings” shall be determined based on the conditions of the industrial buildings in Ciudad Juarez considering: (i) the age of the buildings; (ii) the size of the buildings; and (iii) the improvements that the buildings have.

Las partes acuerdan que el proceso para determinar el precio final de renta a valor mercado para la Prórroga será el siguiente:	The parties agree that the process for determining a final market rental rate for the Renewal will be as follows:

5

1.- Dentro de los 15 días naturales siguientes a la fecha en que se cumplan los 180 días naturales de anticipación a la Fecha de Vencimiento, el Arrendador deberá proponer a la Arrendataria el precio de renta a valor mercado para ser aplicado durante dicha Prórroga, en el entendido de que, la Arrendataria, dentro de los 15 días naturales siguientes a la recepción de la propuesta del precio de renta por parte del Arrendador (el “Término de Respuesta de la Arrendataria”), deberá va sea (a) aceptar la propuesta del Arrendador mediante aviso por escrito entregado al Arrendador; o (b) notificar por escrito al Arrendador una contrapropuesta del precio de renta a valor mercado a ser aplicado durante la Prórroga. En caso de que la Arrendataria no notifique al Arrendador por escrito ya sea, su aceptación a la propuesta del precio de renta a valor mercado o su contrapropuesta al precio de renta a valor mercado dentro del Término de Respuesta de la Arrendataria, entonces, la propuesta del Arrendador deberá ser considerada como aceptada por la Arrendataria.

2.- En caso de que la Arrendataria entregue al Arrendador una contrapropuesta del precio de renta a ser aplicado durante la Prórroga, el Arrendador dentro de los 15 días naturales siguientes a la recepción de la propuesta de la Arrendataria (el “Término de Respuesta del Arrendador”), deberá ya sea (y) aceptar la propuesta de la Arrendataria mediante aviso por escrito entregado a la Arrendataria o (z) notificar a la Arrendataria por

1.- Within 15 calendar days to the date on which the 180 calendar days prior to the Expiration Date commence, Lessor will propose to Lessee the market rental rate to be applied during such Renewal, provided that, Lessee shall within the following 15 calendar days after receiving Lessor’s rental rate proposal (“Lessee’s Response Term”), either (a) accept Lessor’s proposal through written notice delivered to Lessor or (b) notify Lessor in writing a counterproposal of the rental rate to be applied during the Renewal. In the event Lessee does not notify Lessor in writing either its acceptance of the rental rate or its new proposal for the rental rate within the Lessee’s Response Term, then Lessor’s proposal shall be deemed as accepted by Lessee.

2.- In the event Lessee provides Lessor a counterproposal of the rental rate to be applied during the Renewal, Lessor shall within the following 15 calendar days after receiving Lessee’s proposal (“Lessor’s Response Term”), either (y) accept Lessee’s proposal through written notice delivered to Lessee or (z) notify Lessee in writing its rejection of Lessee’s proposal. In the event Lessor does not notify Lessee in writing either its acceptance or rejection of the proposed rental rate within Lessor’s Response Term, then, Lessee’s proposal shall be deemed as accepted by Lessor.

3.- If Lessor rejects Lessee’s rental rate proposal in terms of

6

escrito su rechazo a la contrapropuesta de la Arrendataria. En caso de que el Arrendador no notifique a la Arrendataria por escrito ya sea, su aceptación o rechazo de la contrapropuesta del precio de renta a valor mercado dentro del Término de Respuesta del Arrendador, entonces, la propuesta de la Arrendataria deberá ser considerada como aceptada por el Arrendador.

3.- Si el Arrendador rechaza la contrapropuesta de la Arrendataria al precio de renta en términos del presente Inciso, cada una de las partes estará obligada a designar, a su solo costo y gasto, un despacho de valuadores de buena reputación autorizado para realizar avalúos en México y específicamente con por lo menos 5 años de experiencia en arrendamientos industriales y de almacén en Ciudad Juárez, Chihuahua. Cada uno de los despachos de valuadores deberá enviar su propuesta de precio de renta a valor mercado dentro de los siguientes 15 días naturales a la notificación del Arrendador a la Arrendataria en términos del párrafo 2 anterior.

4.- En caso de que los despachos de valuadores del Arrendador y la Arrendataria no proporcionen un precio de renta aceptable tanto para el Arrendador como para la Arrendataria, entonces, los despachos de valuadores del Arrendador y la Arrendataria deberán nombrar a un tercer despacho de valuadores quien dentro de los 15 días naturales siguientes a la fecha de su designación, deberá proporcionar un precio de renta, mismo que this Section, each party shall be obligated to appoint, at its own cost and expense, a reputable appraiser firm authorized to perform appraisals in Mexico and specifically with at least 5 years of experience in industrial and warehouse leasing in the vicinity of Ciudad Juárez, Chihuahua. Each appraiser firm shall provide its rental rate recommendation within the following 15 calendar days after Lessor’s notice to Lessee in terms of subsection 2 above.

4.- In the event that, Lessor’s and Lessee’s appraiser firms does not provide an agreeable rental rate for both, Lessor and Lessee, then, Lessor’s and Lessee’s appraiser firms shall appoint a third appraiser firm, who within the following 15 calendar days after its appointment, shall provide a rental rate which shall be the final rate (the “Final Rental Rate”).

5.- The Final Rental Rate will be determined by the third appraiser firm and shall be a rental rate comprised within Lessor’s and Lessee’s rental rate proposal provided by their respective appraiser firms in terms of subsection 3 above, including either the proposal made by Lessor’s or Lessee’s appraiser firms or a rate between such proposed rental rates. The determination by the third appraiser firm of the Final Rental Rate to be applied for the Renewal shall be binding, final and conclusive on the parties.

6.- All costs and expenses

7

deberá ser el precio de renta final (el “Precio de Renta Final”).	resulting for the appointment of a third appraiser firm shall be shared equally by Lessor and Lessee.”

5.- El Precio de Renta Final será determinado por el tercer despacho de valuadores y deberá ser una renta comprendida dentro de la propuesta de precio de renta realizada por el despacho de valuadores del Arrendador y la propuesta de precio de renta realizada por el despacho de valuadores de la Arrendataria en términos del párrafo 3 anterior, incluyendo cualquiera de dichas propuestas realizadas por los despachos de valuadores del Arrendador y de la Arrendataria o un precio de renta que se encuentre dentro del rango de dichas propuestas realizadas por los despachos de valuadores del Arrendador y la Arrendataria. La determinación del tercer despacho de valuadores del Precio de Renta Final a ser aplicada durante la Prórroga será obligatoria, final y concluyente para las partes.

(intentionally blank)
6.- Todos los costos y gastos que deriven de la designación del tercer despacho de valuadores deberán ser compartidos en partes iguales por el Arrendador y la Arrendataria.”	(intentionally blank)

TERCERA. Por este medio, el Arrendador y la Arrendataria convienen en insertar un Inciso 2.07 a la Cláusula Segunda del Contrato de Arrendamiento, en el entendido de que, salvo dicho inciso, el resto de la Cláusula Segunda permanece en los mismos términos que en el Contrato de Arrendamiento, para que con efectos a la fecha del presente Convenio, dicho inciso quede redactado como se establece a continuación:

“Inciso 2.07. Prórrogas. El Término Inicial se prorrogará por 2 períodos adicionales consecutivos de 5 años forzosos cada uno, previa notificación por

THIRD. By these means, Lessor and Lessee agree to insert a Section 2.07 to Clause Second of the Lease Agreement, provided that, except for such section, the rest of Clause Second shall remain in the same terms as provided in the Lease Agreement, effective as of this Agreement’s date, in order to this section to be written as follows:

“Section 2.07. Renewals. The Initial Term shall be extended for 2 additional consecutive mandatory periods of 5 years each with prior written notice provided

8

escrito entregada por la Arrendataria con por lo menos 180 días naturales de anticipación a la Fecha de Vencimiento o a la fecha de vencimiento del periodo de prórroga vigente en ese momento, según sea el caso; en el entendido de que, el Arrendador podrá cancelar cualquier prórroga en cualquier momento antes de su inicio, si la Arrendataria se encuentre en incumplimiento con cualquiera de sus obligaciones conforme al presente Contrato.

El primer período de prórroga iniciará el día calendario inmediato siguiente a la Fecha de Vencimiento y terminará 5 años después. El segundo periodo de prórroga iniciará el día calendario inmediato siguiente a la fecha de vencimiento del primer periodo de prórroga y terminará 5 años después.

En lo sucesivo, a los períodos de prórroga conforme a este Inciso se les denominará, conjuntamente o individualmente a cada uno de ellos, como “Prorroga”.”

by Lessee with at least 180 calendar days prior to the Expiration Date or to the expiration date of the renewal period effective at that moment, as the case may be; in the understanding that, Lessor may cancel any renewal at any time prior to its commencement, in the event that Lessee is in breach of any of its obligations hereunder.

The first renewal period shall commence on the calendar day immediately following the Expiration Date and shall end 5 years thereafter. The second renewal period shall commence on the calendar day immediately following the expiration date of the first renewal period and shall end 5 years thereafter.

Hereinafter, all renewal periods under this Section shall be, jointly or individually, referred to as “Renewal”.”

CUARTA. Por este medio, el Arrendador y la Arrendataria convienen en insertar un Inciso 2.08 a la Cláusula Segunda del Contrato de Arrendamiento, en el entendido de que, salvo dicho inciso, el resto de la Cláusula Segunda permanece en los mismos términos que en el Contrato de Arrendamiento, para que con efectos a la fecha del presente Convenio, dicho inciso quede redactado como se establece a continuación:

“Inciso 2.08. Edificio. Las partes acuerdan que la Arrendataria podrá ocupar el Espacio B a partir del 25 de septiembre de 2013, en los mismos términos y condiciones que el Espacio A, en

FOURTH. By these means, Lessor and Lessee agree to insert a Section 2.08 to Clause Second of the Lease Agreement, provided that, except for such section, the rest of Clause Second shall remain in the same terms as provided in the Lease Agreement, effective as of this Agreement’s date, in order to this section to be written as follows:

“Section 2.08. Building. The parties agree that Lessee may occupy the Space B as of September 25, 2013, in the same terms and conditions as the Space \ A provided that, in the event that

9

el entendido de que, en caso de que el Espacio B sea dañado o sufra algún percance derivado del acceso de la Arrendataria, sus empleados, agentes, contratistas, subcontratistas y/o visitantes, de las operaciones de la Arrendataria o de la negligencia o uso incorrecto de la Propiedad Arrendada o del Espacio B por parte de la Arrendataria, sus empleados, agentes, contratistas, subcontratistas y/o visitantes, la Arrendataria será responsable a su costo, riesgo y gasto, de las acciones o reparaciones que sean necesarias llevar a cabo en o al Espacio B y/o al Edificio para regresar el Espacio B y/o el Edificio al estado inmediato anterior a dicho daño.

Adicionalmente, las partes acuerdan que, a partir del 25 de septiembre de 2013, la definición de “Propiedad Arrendada” también incluirá y significará el Terreno y la totalidad del Edificio, incluyendo el Espacio A y el Espacio B, así mismo, cualquier referencia al Espacio A, deberá entenderse como realizada respecto del Edificio, es decir, incluyendo al Espacio A y al Espacio B.”

the Space B is damaged or suffers any mishap as a result that the Lessee, its employees, agents, contractors, subcontractors and/or visitors access the Space B, or as a result of Lessee’s operations or as a result of the negligence or misuse of the Leased Property or the Space B by the Lessee, its employees, agents, contractors, subcontractors and/or visitors, the Lessee will be responsible at its own cost, risk and expense, of the actions or repairs needed to carry out in or to the Space B and/or the Building in order to return the Space B and/or the Building to its condition immediately prior to such damage or mishap.

Furthermore, the parties agree that, as of September 25, 2013, the definition of “Leased Property” shall also include and mean the Land and the Building, including Space A and Space B, likewise, any reference to the Space A shall be understood as made regarding the Building, meaning, the Space A and the Space B collectively.”

QUINTA. Por este medio, el Arrendador y la Arrendataria convienen en insertar un Inciso 8.02 a la Cláusula Octava del Contrato de Arrendamiento, en el entendido de que, salvo dicho inciso, el resto de la Cláusula Octava permanece en los mismos términos que en el Contrato de Arrendamiento, para que con efectos a la fecha del presente Convenio, dicho inciso quede redactado como se establece a continuación:

“Inciso 8.02. Opción de Terminación Anticipada. Las partes acuerdan por este medio que, en caso de que el contrato de arrendamiento que la Arrendataria mantiene respecto

FIFTH. By these means, Lessor and Lessee agree to insert a Section 8.02 to Clause Eighth of the Lease Agreement, provided that, except for such section, the rest of Clause Eighth shall remain in the same terms as provided in the Lease Agreement, effective as of this Agreement’s date, in order to this section to be written as follows:

“Section 8.02. Early Termination Option. The parties agree that, in the event the lease agreement that Lessee maintains regarding the adjacent building to the Leased Property identified as CJS-JZ-11

10

del edificio adyacente a la Propiedad Arrendada e identificado como CJS-JZ-11 sea terminado por cualquier razón o circunstancia, entonces, el Arrendador tendrá la opción, sin estar obligado a ello, de dar por terminado anticipadamente el presente Contrato de Arrendamiento, mediante simple aviso por escrito entregado a la Arrendataria, sin ninguna obligación posterior por parte del Arrendador y sin necesidad de una resolución judicial (la “Opción de Terminación Anticipada”).

is terminated by any reason or circumstance, then, Lessor shall have the option, without being obligated to, early terminate this Lease Agreement, by written notice sent to Lessee, without any subsequent obligation for Lessor and without the need of prior judicial resolution to that effect (the “Early Termination Option”).

In the event that Lessor decides to exercise its Early Termination Option, Lessor will send a written notice to Lessee regarding its intention to early terminate this Lease, indicating the date from which Lessor’s intend to terminate it, provided that, once such notice is sent by Lessor to Lessee, Lessee shall immediately commence its exit process and surrender of the Leased Property back to Lessor in the terms and conditions of this Lease Agreement, provided that, the surrender date for the possession of the Leased Property back to Lessor shall not be extended beyond 45 calendar days after the date on which the notice was sent by Lessor exercising its Early Termination Option.

In connection with the foregoing, the parties agree that, unless for the terms and conditions established in this Section, all terms and conditions established in this Lease Agreement for the delivery and surrender of the Leased Property shall be applicable to Lessee in the event Lessor exercises its Early Termination Option, including without limiting, the established in Clause Seventh of this Lease Agreement.”

En caso de que el Arrendador decida ejercer su Opción de Terminación Anticipada, el Arrendador dará aviso por escrito a la Arrendataria su deseo de dar por terminado el presente Contrato, indicando la fecha a partir de la cual desea darlo por terminado, en el entendido de que, una vez enviado dicho aviso por escrito del Arrendador a la Arrendataria, la Arrendataria deberá inmediatamente comenzar su proceso de salida y entrega de la posesión de la Propiedad Arrendada al Arrendador de conformidad con los términos y condiciones del presente Contrato, en el entendido de que, la fecha de entrega de la posesión de la Propiedad Arrendada al Arrendador no deberá extenderse más allá de los 45 días naturales siguientes al envío del aviso por parte del Arrendador ejerciendo su Opción de Terminación Anticipada.

En relación con lo anterior, las partes hacen constar que, salvo por las tiempos y condiciones estipuladas en el

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presente Inciso, todos los términos y condiciones estipulados en el presente Contrato en relación con la entrega o retraso en la entrega de la Propiedad Arrendada serán aplicables a la Arrendataria en caso de que el Arrendador ejerza su Opción de Terminación Anticipada, incluyendo sin limitar, lo establecido en la Cláusula Séptima del presente Contrato.”

(intentionally blank)

SEXTA. Por este medio, el Arrendador y la Arrendataria convienen en modificar la Cláusula Novena y el Inciso 9.01 de la Cláusula Novena del Contrato de Arrendamiento y por consiguiente incluir un Anexo “E” al Contrato de Arrendamiento, adjunto al presente como Anexo “C”, para que con efectos a la fecha del presente Convenio, dicha Cláusula, dicho inciso y anexo queden redactados como se establece a continuación:

SIXTH. By these means, Lessor and Lessee agree to modify Clause Ninth and Section 9.01 of Clause Ninth of the Lease Agreement and therefore to include an Exhibit “E” to the Lease Agreement, attached herein as Exhibit “C”, effective as of this Agreement’s date, in order to such Clause, Section and exhibit to be written as follows:

“CLAUSULA NOVENA MEJORAS	“CLAUSE NINTH IMPROVEMENTS

Inciso 9.01. Mejoras. Las partes acuerdan por este medio que el Arrendador llevará a cabo ciertas mejoras en la Propiedad Arrendada, mismas que se encuentran especificadas en el Anexo “E” adjunto al presente (las “Mejoras”).

Section 9.01. Improvements. The parties agree by these means, that Lessor will carry out certain improvements to the Leased Property, which are specified in Exhibit “E” attached hereto (the “Improvements”).

Asimismo, las partes acuerdan que las Mejoras, una vez realizadas, formarán parte de la Propiedad Arrendada, permanecerán en favor de la misma y serán propiedad del Arrendador. La Arrendataria no podrá modificar dichas Mejoras sin previa autorización por escrito del Arrendador.

Likewise, the parties agree that the Improvements, once completed, will be part of the Leased Property, shall remain in favor of the Leased Property and will be property of Lessor. Lessee shall not modify such Improvements without previous written approval from Lessor.

En relación con lo anterior, las partes acuerdan que la Renta deberá ser cubierta en su totalidad en todo momento y la Arrendataria no podrá retener o realizar deducción alguna a la	In connection with the foregoing, the parties agree that the Rent shall be paid in full at all times and Lessee is not allowed to abate or withhold the Rent as a result of the Improvements

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Renta en virtud de estas Mejoras.”	referred in this Clause.”

SEPTIMA. Por este medio, el Arrendador y la Arrendataria convienen en insertar únicamente un noveno párrafo al Inciso 10.01 de la Cláusula Décima del Contrato de Arrendamiento, en el entendido de que, salvo dicho párrafo, el resto de la Cláusula Décima permanece en los mismos términos que en el Contrato de Arrendamiento, para que con efectos a la fecha del presente Convenio, dicho párrafo quede redactado como se establece a continuación:

SEVENTH. By these means. Lessor and Lessee agree to only insert a ninth paragraph to Section 10.01 of Clause Tenth of the Lease Agreement, provided that, except for such paragraph, the rest of Clause Tenth shall remain in the same terms as provided in the Lease Agreement, effective as of this Agreement’s date, in order to such paragraph to be written as follows:

“Inciso 10.01. ...	“Section 10.0. ...

...	...

...	...

...	...

...	...

...	...

...	...

...	...

Las partes acuerdan que la Arrendataria estará facultada para compartir el tanque y la bomba del Sistema Contra Incendios de la Propiedad Arrendada con el edificio adyacente a la Propiedad Arrendada identificado como CJS-JZ-11 durante el Término del presente Contrato y en tanto el contrato de arrendamiento que mantiene la Arrendataria respecto de dicho edificio CJS-JZ-11 se encuentre en pleno vigor y efecto, en el entendido de que la Arrendataria será la única responsable respecto de cualquier daño, mantenimiento, reparación o remplazo que sea necesario a dicho tanque, bomba o Sistema Contra Incendio derivado de su uso por la propiedad identificada como CJS-JZ-11.”

The parties agree that Lessee shall be able to share the tank and pump of the Fire Protection System of the Leased Property with the adjacent building to the Leased Property identified as CJS-JZ-11 during the Term of this Lease Agreement and as long as the lease agreement that Lessee maintains regarding such building CJS-JZ-11 is in full force and effect, provided that, Lessee shall be the sole responsible regarding any damage, maintenance, repair or replacement necessary to such tank, pump or Fire Protection System derived from its use by the property identified as CJS-JZ-11.”

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OCTAVA. Por este medio, el Arrendador y la Arrendataria convienen en modificar la Cláusula Décima Segunda y el Inciso 12.01 del Contrato de Arrendamiento y por consiguiente el Anexo “D” y Anexo “D-1” del Contrato de Arrendamiento, adjuntos al presente como Anexo “B” y Anexo “B-1”. para que con efectos a la fecha del presente Convenio, dicha Cláusula, Inciso y anexos queden redactados como se establece a continuación:

EIGHTH. By these means, Lessor and Lessee agree to modify Clause Twelfth and Section 12.01 of the Lease Agreement and therefore the Exhibit “D” and Exhibit “D-1” of the Lease Agreement, attached herein as Exhibit “B” and Exhibit “B-1”, effective as of this Agreement’s date, in order to such Clause, Section and exhibits to be written as follows:

“CLAUSULA DECIMA SEGUNDA ACCESO A LA PROPIEDAD ARRENDADA	“CLAUSE TWELFTH ACCESS TO THE LEASED PROPERTY

Inciso 12.01. Acceso a la Propiedad Arrendada. Las partes reconocen que el acceso a la Propiedad Arrendada previo al 25 de septiembre de 2013, era según se describe en el Anexo “D” del presente Contrato, sin embargo, a partir de del 25 de septiembre de 2013, dicho acceso será modificado según se describe en el Anexo “D-1” del presente Contrato.

Section 12.01. Access to the Leased Property. The parties acknowledge that the access to the Leased Property before September 25, 2013 was as described in Exhibit “D” hereof, however, as of September 25, 2013, such access shall be modified as described in Exhibit “D-1” hereof.

In the event the lease agreement that Lessee maintains regarding the adjacent building to the Leased Property identified as CJS-JZ-11 is terminated for any reason, the parties agree that the access to the Leased Property shall be modified to its original form prior to September 25, 2013, as established in Exhibit “D” hereof, provided such access shall be documented through an amendment agreement to this Lease Agreement.”

En caso de que el contrato de arrendamiento que la Arrendataria mantiene respecto del edificio adyacente a la Propiedad Arrendada e identificado como CJS-JZ-11 sea terminado por cualesquiera razones, las partes acuerdan que el acceso a la Propiedad Arrendada será modificado a su estado original previo al 25 de septiembre de 2013, de conformidad con el Anexo “D” del presente Contrato, en el entendido de que, dicho acceso deberá ser documentado a través de un convenio modificatorio al presente Contrato de Arrendamiento.”

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NOVENA. Por este medio, las partes acuerdan que a partir de la fecha del presente Convenio, cualquier referencia incluida en el Contrato de Arrendamiento en relación con el Derecho de Primera Oferta o la Opción para Arrendar dejarán de ser aplicables y cualesquiera referencias realizadas respecto de la Propiedad Arrendada también incluirá y significará el Terreno y la totalidad del Edificio, incluyendo el Espacio A y el Espacio B, así mismo, cualquier referencia al Espacio A, deberá entenderse como realizada respecto del Edificio, es decir, incluyendo al Espacio A y al Espacio B.

NINTH. By these means, the parties agree that as of this Agreement’s date, any reference in the Lease Agreement in connection with the Right of First Offer or the Right of Lease shall cease to be applicable and any reference made regarding the Leased Property shall also include and mean the Land and the entire Building, including Space A and Space B, likewise, any reference to the Space A shall be understood as made regarding the Building, meaning, the Space A and the Space B collectively.

DECIMA. NO NOVACION El Arrendador y la Arrendataria expresamente convienen en que en ningún caso deberá entenderse o interpretarse este Convenio, como novación o cumplimiento de las obligaciones de la Arrendataria conforme al Contrato de Arrendamiento, las que permanecerán en pleno vigor y efecto sin ninguna otra obligación o modificación que las modificaciones contenidas en este Convenio. Las partes por este medio confirman y ratifican en todos sus aspectos las disposiciones del Contrato de Arrendamiento que no sean expresamente modificadas en este Convenio.

TENTH. NON-NOVATION. The Lessor and the Lessee expressly agree that in no event this Agreement shall be deemed as novation nor as compliance of the Lessee’s obligations regarding the Lease Agreement, that shall stay in fully valid and in force with no other obligation or amendment than the ones contained herewith. The parties, by this mean confirm and ratify in every aspect the provisions of the Lease Agreement that are not expressly amended hereto.

DECIMA PRIMERA. LEY Y JURISDICCION APLICABLE. Para la interpretación y cumplimiento del Contrato de Arrendamiento y del presente Convenio, las partes se someten expresamente a las leyes del Estado de Chihuahua, México. Las partes en este acto expresamente someten cualquier disputa, controversia o demanda que surja de o se relacione con el Contrato de Arrendamiento y con este Convenio o su incumplimiento, rescisión o invalidez, a la jurisdicción de los tribunales competentes de Ciudad Juárez, Chihuahua, México o del Distrito Federal, México, a elección de la parte actora. Las partes por este medio renuncian a cualquier otra jurisdicción que les pudiera corresponder en el futuro por razón de sus domicilios presentes o futuros.

ELEVENTH. APPLICABLE LAW AND JURISDICTION. For the interpretation and compliance of the Lease Agreement and this Agreement, the parties expressly submit themselves to the laws of the State of Chihuahua, Mexico. The parties hereby expressly submit any dispute, controversy or lawsuit arising from or in connection with the Lease Agreement and with this Agreement or their default, rescission or invalidity to the jurisdiction of the competent courts of Ciudad Juárez, Chihuahua, Mexico or the Federal District, Mexico, at the plaintiff option. The parties hereby waive to any other jurisdiction that could correspond to them in the future as consequence of their respective domiciles either current or futures.

DECIMA SEGUNDA. INTEGRACION. Queda expresamente convenido que el presente Convenio es parte integrante del Contrato de Arrendamiento y, por consiguiente, todas las referencias que se hagan en o con respecto al Contrato de Arrendamiento, se entenderán que incluyen al presente Convenio.

TWELFTH. INTEGRATION. It is expressly agreed that this Agreement is an integral part of the Lease Agreement and, consequently, all the references thereto or therewith shall be deemed as including this Agreement.

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DECIMA TERCERA. TRADUCCIÓN. Este Convenio se suscribe tanto en español como en inglés, y ambos textos serán obligatorios y constituirán uno y el mismo documento; en el entendido, sin embargo, que en caso de discrepancia entre ambos textos, la versión en español prevalecerá.

THIRTEENTH. TRANSLATION. This Agreement is executed both in Spanish and English, and both versions shall be binding and constitute on and the same document; in the understanding that, in the event of a difference between both texts, the Spanish version shall prevail.

EN TESTIMONIO DE LO ANTERIOR, las partes del presente Convenio lo suscriben por conducto de sus representantes legales debidamente autorizados para ello, con efectos en la fecha indicada al principio de este Convenio.

IN WITNESS WHEREOF, this Agreement’s parties execute it through their representatives, duly authorized for such effect and to be effective as of the date mentioned at the beginning of this Agreement.
EL ARRENDADOR/LESSOR	LA ARRENDATARIA/LESSEE
MACQUARIE MEXICO REAL ESTATE MANAGEMENT, S.A. DE C.V. COMO APODERADO DE DEUTSCHE BANK MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, DIVISIÓN FIDUCIARIA, COMO FIDUCIARIO DEL FIDEICOMISO F/1638	TPI-COMPOSITES, S. DE R.L. DE C.V.

/s/ Paul Herbert Hahnenberger Jr.
/s/ Peter M. Gaul	Por/By: Paul Herbert Hahnenberger Jr.
Por/By: Peter Gaul	Cargo/Title: Apoderado / Attorney-in-fact

/s/ Jaime Lora Medellin
Por/By: Jaime Lora Medellin

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Anexo “A” / Exhibit “A”

Total Land

Surface: 40,804.48 m2

Space A/Espacio A: 34,839.76 SF

Space B/Espacio B: 98,327.79 SF

Exhibit “B” / Anexo “B”

Exhibit “D” / Anexo “D”

CJSJZ04
CJSJZ08
2,761.85 m2, space provided to building CJSJZ08
1,171.98 m2, space provided to building CJSJZ04

Exhibit “B-1” / Anexo “B-1”

Anexo “D-1” / Exhibit “D-1”

Total Land Surface: 40,804.48 m2

AVE. RAMON RAYON
TRUCK COMPACTOR

Anexo “C”

Anexo “E”

DESCRIPCION DEL ALCANCE Y ESPECIFICACION DE LOS PROYECTOS A REALIZAR EN EL EDIFICIO TPI PARA CADA UNA DE LAS PARTIDAS A REALIZAR

1.0 – ENTRADA DE TRAILERS Y CASETA DE VIGILANCIA:

1.10 ENTRADA PARA TRAILERS:

En esta partida se pretende elaborar un acceso desde la calle Percherón al interior de la propiedad que incluye rampa y puerta corrediza cuyos trabajos a realizar para lograr este propósito son : todas las demoliciones necesarias en la barda colindante con calle Percherón, para permitir el acceso por este lado poniente del Edificio tales cómo, remoción de malla ciclónica; banqueta de concreto exterior, guarniciones de concreto y elaborar un rampa de acceso de 12 ml de ancho en la entrada y desde la calle hasta la vialidad interna de la propiedad del edificio cuyo trabajo comprende las terracerías necesarias y con pendiente apropiada al tráfico de trailers específicos, plancha de concreto de f’c de 20 cm espesor f’c = 250 kg/cm2 y reforzada con acero del # 3 @ 30 cm en ambos sentidos, muros laterales de contención de 20 cm de espesor rellenos con concreto y reforzados con acero de 13 mm de diámetro, postes fantasmas de acero de 8” diámetro x 75 cm de altura sobre el nivel de la plancha de concreto de la rampa por el lado donde se construirá la caseta de guardias; también se incluye en esta partida una puerta elaborada con perfiles tubulares, y accionada por motor eléctrico de 1 Hp con control remoto coordinado por los oficiales de guardias de seguridad; escalera peatonal para accesar de la calle a la caseta de guardias.

1.20 CASETA DE VIGILANCIA DE 3 ML X 4 ML X 2.75 ML INTERIOR:

Para coordinar los accesos y salidas de trailers del edificio se contempla la construcción de una caseta de guardias de 3 ml de ancho x 4 ml de largo x 2.75 ml de altura, construida con su respectiva cimentación, muros de block de concreto de 20 cm espesor, losa de techo de concreto reforzado; acabado de yeso en interior, piso de concreto acabado en loseta vinílica de 3 mm de espesor; zoclo vinílico rígido en el interior; instalaciones eléctricas necesarias cómo alumbrado tomas eléctricas, disparos de voz datos y disparo telefónico; clima con mini Split de enfriamiento y calefacción; aplanado de mezcla en muros exteriores; pintura interior y exterior impermeabilización con pintura elastomérica; ventanas fijas de cancelería de aluminio en los 4 lados de la caseta de 91 cm de alto, puerta de acceso de cancelería de aluminio; lote de controles de operación de la puerta tubular de acceso de trailers.

2.00 SANITARIO DE HOMBRES:

Para permitir el servicio sanitario a la población de producción de la planta se contempla construir un área de servicios sanitarios para hombres, con capacidad de 7 sanitarios regulares, 1 sanitario para minusválidos, 8 mingitorios y 9 lavabos, con un pasillo de servicio y otro de acceso, cuyos trabajos a realizar para lograr este propósito son, demoliciones necesarias tales como, apertura de hueco en muro de tilt-up para accesar a los nuevos baños, plataforma de cimentación elaborada con caliche compactado, techumbre de estructura metálica, cubierta de lámina galvanizada, plancha de concreto para ovalines, muro de block de concreto de 20 cm espesor, reforzado vertical y horizontalmente, piso de concreto de 10 cm espesor f’c = 200 Kg/cm2, piso de cerámica de 30 x 30 cm ó similar, aplanado de mezcla en muros exteriores, recubrimiento con loseta de cerámica en muros de 15 x 25 en muros y plancha de ovalines, plafón acústico, impermeabilización y aislamiento de 1 1/2” espesor acabado en pintura elastomérica de 10 años de garantía, instalaciones hidráulicas y sanitarias en su totalidad, 1 tarja de piso, puerta metálica con cerradura y cierrapuertas, mamparas de sanitarios estándar, para minusválidos y mingitorios de acero inoxidable 304, sanitario taza tanque marca Kohler alagado equipado con asiento rígido sin tapa, mingitorio Kohler trampa integrada operado por llave de resorte, ovalín Kohler blanco equipado con llave mezcladora de yugo de 4” marca delta ó similar de una sola manivela, jaboneras de acero inoxidable necesarias para jabón líquido, 2 despachadores de toallas de papel secador, un juego de barras de minusválidos de 36”, una tarja de piso de 24” x 24”, de plástico, pintura vinílica en muros interiores de pasillos y exteriores de muro, instalaciones eléctricas necesarias donde se contempla alumbrado con lámparas fluorescentes de 4 x 32 W en T – 8, interruptores, alimentación extractor y enfriador evaporativo, clima que comprende un sistema de extracción de 2,685 pcm, y un sistema de ventilación 6,800 pcm.

3.00 CUARTO DE QUIMICOS DE 16.0 ML DE ANCHO X 22 ML DE LARGO:

Para complementar los requerimientos de proceso y producción se contempla la construcción de un cuarto de almacenamiento de químicos de 16 ml de ancho x 22 ml de largo x 5 ml de altura cuyo alcance del trabajo contempla la elaboración de la plataforma de cimentación con caliche compactado; cimentación de estructura metálica de soporte de techo del cuarto a base de zapatas aisladas y dados de concreto; techumbre elaborada con estructura metálica y cubierta de lámina acanalada rectangular, con molduras perimetrales y canalón, bajadas de agua pluvial propias; piso de concreto de 13 cm espesor; Sello de piso epóxico; muro perimetral de malla ciclónica de 5.0 ml de altura, puerta corrediza de 3.00 ml de ancho x 2.80 ml de altura; fosa captación; trinchera de conducción perimetral; instalaciones eléctricas a prueba de explosión ya sea lámparas canalizaciones, interruptores, sistema de pararrayos, anillo de tierra para operar con los contenedores de químicos.

Exhibit “C”

“Exhibit E”

SPECIFICATIONS AND DESCRIPTION OF THE DEVELOPMENT TO BE DONE AT TPI’S BUILDING

1.0 – TRUCK ENTRANCE AND GUARDHOUSE

1.10 TRUCK ENTRANCE:

This lot will elaborate an access to the building through Percheron St. which encompasses a truck ramp and a sliding door whose labors to be performed in order to complete this lot are: all the demolitions needed on the wall colliding with Percheron St., which will enable the access through the west side of the building, such as, discharge of chain link fence; concrete sidewalk on the exterior, concrete fittings and the elaboration of an access ramp 12 m wide on the entrance and extending from the street to the internal road whose labors encompass the earthwork needed and the appropriate slope for heavy truck traffic, concrete slab of f’c = 250 kg/cm2 by 20 cm thick and reinforced with steel of 13 mm in diameter, steel guardrail posts 8” in diameter x 75 cm above concrete slab to protect the guardhouse; this lot also includes a rolled steel shape door operated with an electrical motor of 1 hp, controlled by the guards with a wireless remote; stairway to access the guardhouse from the street.

1.20 GUARDHOUSE (3m X 4m X 2.75m inside)

In order to coordinate the truck flow into and out of the building a guardhouse of 3m wide by 4m long and 2.75 m high will be built. It will be constructed with its appropriate foundation, concrete block wall 20 cm thick, reinforced steel concrete slab; gypsum plaster on the inside; the necessary electrical installations such as lighting, outlets, voice data shooting and phone shooting; air conditioning system with a Mini-Split unit for cooling and heating; mortar plaster on the outside walls; interior paint and waterproofing paint in the exteriors with elastomeric roofing; aluminum frame screen fixed windows on all four sides of the guardhouse 91 cm tall, aluminum frame screen door; operation control lot for the rolled steel shape door on the truck’s access point.

2.00 – MEN’S RESTROOM

In order to provide the sanitary service for the production population of the building a sanitary services area will be build with a capacity of 7 toilets, 1 handicap stall, 8 urinals and 9 sinks including a service hallway and an access hallway whose labors encompass : necessary demolitions such as: opening of a cavity through the tilt-up wall to access the new restrooms; foundation platform elaborated with compacted caliche; steel structured ceiling galvanized sheet metal roof covering; concrete slab for washbasins; concrete block wall 20 cm thick steel reinforced vertically and horizontally; concrete slab floor 10 cm thick f’c = 200 kg/cm2; 30 cm by 30 cm ceramic tile for floor or similar; mortar plaster on the outside walls; small slab covering on walls with 15 cm by 25 cm ceramic tile and in concrete slab for washbasins; 2’ x 4’ suspended ceiling roof cover; waterproofing and insulation of 1 1⁄2” thick and finishes in elastomeric paint with a 10 year warranty; all of the hydraulic and sanitary installations, one floor tally; metallic door with lock and door check; standard sanitary partitions, in the handicap accessible stall an urinals 304 stainless steel partitions will be used; Kohler brand elongated flush toilet equipped with a topless rigid seat; Kohler brand urinal with integrated trap operated with a manual handle; white washbasin Kohler brand equipped with single handle faucet mixer with a 4” yoke or similar; stainless steel soap dispensers necessary for liquid soap; two paper towels dispensers; handicap 36” restroom grab bars; one 24” x 24” plastic floor tally; vinyl paint on indoor hallways and exterior walls; electrical installations encompassing lighting with T-8 4 x 32 W fluorescent lamps; switches, electrical feeding to extractor fan and evaporative cooler; air conditioning system consists of an extraction system of 2,685 cfm, and a ventilation system of 6,800 cfm.

3.00 – CHEMICAL ROOM (16.0m wide X 22.0m long)

In order to complement the production process and requirements a chemical storage room will be built 16 m wide by 22 m long and 5 m tall whose labors encompass the elaboration of the foundation subgrade with compacted caliche; metal structure foundation to support the ceiling based on isolated footing and concrete blocks; metal structured roofing with rectangular corrugated sheet metal covering containing perimetral molding, gutter and the appropriate downspouts; concrete slab floor 13 cm thick; epoxy sealed floor; perimetral chain link fence wall 5 m tall, sliding door 3.00 m wide by 2.80 m tall; drain pit; perimetral conduction ditch; explosion proof electrical installations whether it be flume lamps, interrupters, lighting protection system and an earth ring to operate with the chemical containers.